Registration No. 33-81838

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

REGISTRATION STATEMENT

UNDER SCHEDULE B

OF

THE SECURITIES ACT OF 1933

REPUBLIC OF PORTUGAL

(Name of Registrant)

Name and address of authorized agent in the United States:

Consulate General

of the Republic of Portugal

630 Fifth Avenue, Suite 655,

New York, N.Y. 10111

It is requested that copies of notices and communications

from the Securities and Exchange Commission be sent to:

David F. Morrison, Esq. Sullivan & Cromwell LLP Neue Mainzer Strasse 52 60311 Frankfurt am Main Germany	Franquelim Fernando Garcia Alves President & CEO António Abel Sancho Pontes Correia
Executive Director Instituto de Gestão do Crédito Público Avenida da República N°57-6° 1050 Lisbon Portugal

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Post-Effective Amendment No. 2 and Supplements to such Prospectus will also be used in connection with U.S.$900,000,000 of Debt Securities registered under Registration Statement No. 33-80792 previously filed by the Registrant and originally declared effective on June 29, 1994 and in connection with U.S.$ 730,000,000 of Debt Securities registered under Registration Statement No. 33-74542, previously filed by the Registrant and declared effective on January 31, 1994. This Post-Effective Amendment No. 2 to Registration Statement No. 33-81838 also constitutes Post-Effective Amendment No. 4 to Registration Statement No. 33-80792 and Post-Effective Amendment No. 5 to Registration Statement No. 33-74542.

The Debt Securities covered by this Registration Statement are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

The Registrant hereby amends this Post-Effective Amendment on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Post-Effective Amendment shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Republic of Portugal

Portugal may from time to time offer up to U.S.$2,730,000,000 (or its equivalent in other currencies or composite currencies) aggregate principal amount of its securities consisting of notes, bonds and/or other evidences of indebtedness. These securities may be denominated in U.S. dollars, or, at Portugal’s option, in any other currency or currencies, in composite currencies or in amounts determined by reference to an index, as specified in the applicable prospectus supplement to this prospectus. Portugal may offer its securities from time to time as separate issues in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. The securities will be unconditional, direct and general obligations of Portugal for the payment and performance of which the full faith and credit of Portugal will be pledged.

The terms of each issue of the securities under this prospectus will be set forth in a prospectus supplement relating to that issue. The terms described in these prospectus supplements will include, as applicable, the designation, the aggregate principal amount, the currency or currencies of denomination and payment, the denominations, the maturity or maturities, the rate or rates (which may be fixed or variable) and times of payment of interest (if any), the terms for redemption, extension or exchange at the option of Portugal or the holders (if any), the terms for sinking or purchase fund payments (if any), the initial public offering price, the names of any underwriters or agents, the underwriting discounts and underwriting or agency commissions (if any) and any other terms related to the offering and sale of an issue of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is •, 2005.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities Portugal may offer. Each time Portugal sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Except as otherwise specified, all monetary amounts in this document are expressed in euro (“€”, “euro” or “EUR”) or in United States dollars (“dollars”, “$”, “US $”, “U.S. dollars” or “USD”) The euro/U.S. dollar exchange rates as of the following dates and for the following periods based on the average of the 2:15 pm (CET) ECB reference exchange rates as quoted by the European Central Bank, were:

EURO/U.S. DOLLAR EXCHANGE RATES

Period	2000	2001	2002	2003	2004
End	0.931	0.881	1.049	1.263	1.362
Average	0.924	0.896	0.946	1.131	1.244

Source: European Central Bank.

On September 2, 2005, the reference exchange rate published by the European Central Bank was 1.2541 U.S. dollars per euro.

The forecasts described in this prospectus are based on assumptions encompassing a wide range of economic, political and other factors that are inherently unpredictable and beyond the control of the government of the Republic of Portugal. Consequently, those forecasts are subject to revision from time to time and may not reflect the course of future events and circumstances.

The statistical information provided in this Prospectus is based on the latest official information currently available from the stated source. The development of statistical information relating to the economy of Portugal is, however, an ongoing process, and provisional revised figures and estimates are produced on a continuous basis. Unless otherwise noted, the most recent official figure, rather than interim or preliminary information, has been provided. Due to rounding, the numbers and percentages in the columns in tables contained herein may not add up to the indicated totals.

The Republic of Portugal currently meets the Special Data Dissemination Standard (“SDDS”) of the International Monetary Fund (“IMF”) relating to coverage, periodicity and timeliness of economic data. Although subscription by member countries to the SDDS is voluntary, it carries a commitment by subscribing members to observe the standard and to provide certain information to the IMF about its practices in disseminating economic and financial data.

The Republic of Portugal is a foreign sovereign state. Thus, it may be difficult for you to obtain or enforce judgments against Portugal in U.S. courts. Portugal may plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 in actions brought against it under U.S. federal securities laws or any state securities laws. Without Portugal’s waiver of immunity regarding these actions, you will not be able to obtain a judgment against Portugal in a U.S. court unless the court determines that Portugal is not entitled to immunity under the Foreign Sovereign Immunities Act. In addition, execution on Portugal’s property in the U.S. to enforce a judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act. See “Limitations on Actions Against the Republic of Portugal”.

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this document.

	2000	2001	2002	2003	2004
	(euro in millions, except for percentages)
THE ECONOMY
GDP (at current market prices) (1)	115,548	122,549.7	128,458.4	130,510.7	135,078.7
% change from prior year (in real terms)	3.4%	1.7%	0.4%	(1.1)%	1.0%
Harmonized Index of Consumer Prices (annual rate of change)	2.8%	4.4%	3.7%	3.3%	2.5%
Unemployment rate (average of quarterly figures)	3.9%	4.0%	5.0%	6.3%	6.7%
Balance of payments
Current account	(11,962.7)	(12,408.4)	(9,745.3)	(6,999.5)	(10,186.3)
Capital account	1,669.8	1,198.1	1,996.0	2,651.9	2,228.0
Current and Capital accounts	(10,293.0)	(11,210.2)	(7,749.2)	(4,347.6)	(7,958.2)
Financial account	10,865.3	11,267.4	6,989.5	4,690.0	9,440.0

	2000 (3)	2001	2002	2003 E	2004 E
	(euro in millions, except for percentages)
PUBLIC FINANCE (2)
Total General Government Current Resources	47,387.8	49,630.1	53,640.9	55,102.5	56,245.3
% of GDP (1)	41.0%	40.5%	41.8%	42.2%	41.6%
Total General Government Current Expenditure	46,525.3	50,306.5	53,970.5	56,570.6	59,367.7
% of GDP (1)	40.3%	41.0%	42.0%	43.3%	44.0%
General Government Overall Balance	(3,477.3)	(5,419.7)	(3,761.6)	(3,883.6)	(4,228.6)
% of GDP (1)	(3.0)%	(4.4)%	(2.9)%	(3.0)%	(3.1)%
General Government Primary Balance (4)	202.9	(1,538.1)	132.5	(76.0)	(396.7)
% of GDP (1)	0.2%	(1.3)%	0.1%	(0.1)%	(0.3)%

	2000	2001	2002	2003	2004
	(euro in millions, except for percentages)
DIRECT PUBLIC DEBT (at December, 31)
Total State direct public debt (5)	66,175.5	72,450.1	79,474.7	83,377.0	90,739.1
% of GDP (1)	57.3%	59.1%	61.9%	63.9%	67.2%
Euro-denominated State direct public debt (5)	62,239.1	67,532.8	76,810.3	82,208.1	90,368.1
% of GDP (1)	53.9%	55.1%	59.8%	63.0%	66.9%
Non-euro denominated State direct public debt (5)	3,936.4	4,917.2	2,664.4	1,168.9	371.0
% of GDP (1)	3.4%	4.0%	2.1%	0.9%	0.3%
General Government debt (Eurostat definition) (6)	61,566.4	68,465.9	75,141.5	78,321.0	83,757.1
% of GDP (1)	53.3%	55.9%	58.5%	60.0%	62.0%

(1)

In August 2005, the INE (National Statistical Institute) published revised GDP figures for the years 1995 – 2003, which use 2000 as base year (instead of 1995) and a new method of calculation, which resulted in an average upward revision of about 5%. In September 2005, the INE also published revised GDP figures for 2004. The data and discussions relating to GDP and the calculations of various economic and budgetary results as a percentage of GDP in the balance of this Prospectus are based on the prior figures. The table below shows the revised GDP numbers for the period 2000—2004 and the revised ratios based on those GDP numbers:

	2000	2001	2002	2003	2004
	(euro in millions, except for percentages)
GDP (at current market prices)	120,302	127,769	133,828	135,822	141,115
% change from prior year (in real terms)	3.8%	2.0%	0.5%	(1.2)%	1.2%
Total General Government Current Resources as % of GDP	39.4%	38.8%	40.1%	40.6%	39.9%
Total General Government Current Expenditure as % of GDP	38.7%	39.4%	40.3%	41.7%	42.1%
General Government Overall Balance as % of GDP	(2.9)%	(4.2)%	(2.8)%	(2.9)%	(3.0)%
General Government Primary Balance as % of GDP	0.2%	(1.2)%	0.1%	(0.1)%	(0.3)%
Total State direct public debt as % of GDP	55.0%	56.7%	59.4%	61.4%	64.3%
Euro-denominated State direct public debt as % of GDP	51.7%	52.9%	57.4%	60.5%	64.0%
Non-euro denominated State direct public debt as % of GDP	3.3%	3.8%	2.0%	0.9%	0.3%
General Government debt (Eurostat definition)	51.2%	53.6%	56.1%	57.7%	59.4%

(2)	On a national accounts basis. Most recent estimates taken from the Report on Government Deficits and Debt Levels dated August 2005. The results of swap and FRA (fixed rate agreement) operations are considered as non-financial operations and are recorded in expenditure as interest.

(3)	Government finances receipts include the UMTS mobile phone license concession receipt.

(4)	General Government overall balance excluding interests.

(5)	On a public accounts basis and before swaps. Foreign currency risk no longer exists for Portuguese public debt denominated in the currencies of the 12 member states of the European Monetary Union (EMU) which, on January 1, 1999 with respect to the currencies of the original 11 EMU member states and on January 1, 2001 with respect to the Greek drachma, became sub-units of the new single unified currency. As a result, as of December 31, 1998 (the date the respective official euro exchange rates of the currencies of the original EMU member states were fixed), domestic (internal) State direct public debt has been expressed in terms of euro-denominated State direct public debt and calculated by applying the respective official euro conversion rates for the currencies of the original 11 EMU member states to debt denominated in these currencies and then translating into escudo at the conversion rate of EUR/PTE=200.482.

(6)	Calculated according to the Excessive Deficit Procedure formula (Eurostat definition). General Government debt calculated in accordance with the Eurostat criteria differs from total State direct public debt as calculated on a public accounts basis both in terms of scope and in instruments. In terms of scope, the Eurostat calculation includes autonomous funds and services, social security and local and regional government debt. With respect to instruments, the Eurostat calculation includes coins and interest on deep-discounted bonds (such as Treasury bills and euro-commercial paper), but excludes accrued interest on savings certificates, which are included in the public accounts calculation.

E — estimate.

Sources: National Statistical Institute (GDP, HICP, unemployment rate, and Public Finance from 2000 to 2002), Bank of Portugal (Balance of Payments), Ministry of Finance (Public Finance in 2003 and 2004, General Government debt) and IGCP (State Direct Public Debt).

Notwithstanding the efforts to address the increase in the budget deficit in recent years there was an increase of the General Government debt as a percentage of GDP, from 53.3% in 2000 to 62% in 2004. In May 2005, the new Government revised the previous Government’s budget deficit estimate for 2005 from 2.2% to 6.8%, and presented a series of new measures to Parliament designed to reduce the deficit in 2005 and future years. Following the adoption of theses measures, the revised 2005 estimate for the General Government deficit is 6.2% of GDP (6.0% based on the revised GDP figures). As a result of the increased deficit, the EU has initiated an excessive budget deficit procedure against Portugal. See “The Economy—Economic Convergence with the EU”, “Public Finance” and “Public Debt”.

USE OF PROCEEDS

The net proceeds from the sale of securities offered by the Republic of Portugal will be added to the central Government’s financial resources and used for a variety of governmental purposes.

REPUBLIC OF PORTUGAL

Area and Population

The Republic of Portugal comprises continental Portugal, situated in the southwest of Europe, and the two Autonomous Regions of Madeira and the Azores, located in the Atlantic Ocean mid-way between Europe and America. Continental Portugal is bounded by Spain on the north and east and by the Atlantic Ocean on the west and south.

Continental Portugal has a mild climate with few extremes of temperature and humidity. The north has an Atlantic climate influenced by the Gulf Stream, while the south has a Mediterranean-type climate. The total area of Portugal is 92,152 square kilometers (35,610 square miles). The greatest length (north-south) of continental Portugal is 561 km (349 miles), and its greatest width (east-west) is 218 km (135 miles). The total coastline is 850 km (528 miles) long and the border with Spain is 1,198 km (744 miles) long. Continental Portugal has the oldest stable borders in Europe, having remained the same since the 13th century. Of the total land area, approximately 39% is for agricultural use, 35% consists of forests, 9% is composed of urban areas and 17% comprise other uses.

In the 2001 census, the population of Portugal, including Madeira and the Azores, was estimated to be approximately 10.4 million, corresponding to a density of about 112 inhabitants per square kilometer (291 per square mile). Lisbon, the capital, and Oporto are the two main cities, comprising metropolitan areas of approximately 2 million and 1 million inhabitants, respectively. More than one-third of Portugal’s population lives in towns with over 10,000 inhabitants. In recent years, Portugal has experienced immigration mainly from Africa, Central and Eastern Europe and South America.

Compared with other OECD countries, Portugal’s population is relatively young: 15.9% are under 14 years old, 69.9% are between 15 and 64, and 14.2% are over 65. On average, Portugal’s population annual growth rate was 0.8% during the 1980s and 0.5% between 1991 and 2001. The only official language is Portuguese.

Government and Political System

Portugal has been a Republic since 1910. Its current constitution, which was adopted in 1976, established a parliamentary democracy with universal suffrage to elect a President as head of State for a five-year term and Parliament for a four-year term.

Since 1985, political power has shifted between the two largest political parties—the center right Social Democratic Party and the center left Socialist Party. Both the main parties have maintained their commitment to free market economics and sound public finances. These objectives enjoy broad political support within the two parties, which together obtained almost 74% of the vote in the most recent parliamentary elections, which were held in February 2005.

From 1985 to 1995, the Social Democratic Party formed the Government and Aníbal Cavaco Silva, as its leader, was prime minister. In October 1995, the Socialist Party won the elections and governed Portugal until March 2002. During this period, Mr. António Guterres was prime minister, and Portugal was able to satisfy the Maastricht criteria and become one of the 11 founding member states to participate in the 3rd stage of the European Monetary Union (EMU).

From April 2002 to July 2004, the Government was led by Prime Minister Dr. José Manuel Durão Barroso of the Social Democratic Party, in coalition with the Popular Party (right). However, in July 2004, Mr. Durão

Barroso was proposed by the European Council to be the new President of the European Commission, and the President appointed Dr. Pedro Santana Lopes of the Social Democratic Party as new Prime Minister based on the recent elections and the majority that the coalition continued to hold in the Parliament. He continued to lead the Government in coalition with the Popular Party. In December 2004, the President used his constitutional authority to dismiss Dr. Santana Lopes’ administration and call parliamentary elections for February 2005, considering that the premises upon which his decision to appoint Dr. Santana Lopes as Prime Minister were no longer fulfilled.

The most recent parliamentary elections were held in February 2005 elections. In those elections, the Socialist Party obtained 45.03% of the vote and won 121 seats in the parliament. The Social Democratic Party received 28.76% of the vote and won 75 seats, the Unity Democratic Coalition, which includes communists and greens, won 14 seats, with 7.54% of the vote, the Popular Party obtained 12 seats with approximately 7% of the vote, while the Left Block won 8 seats, with 6.35% of the votes. Following the elections, the President appointed José Sócrates of the Socialist Party as new Prime Minister.

The first President elected under the new Constitution was Ramalho Eanes, who served for two terms from 1976 to 1986. He was replaced by Mário Soares, the former head of the Socialist Party, and twice Prime Minister of Portugal, who served two terms from 1986 to 1996. In the 1996 presidential elections, the candidate supported by the ruling Socialist Party and former Mayor of Lisbon, Jorge Sampaio, was elected, defeating the former Prime Minister Mr. Cavaco Silva. President Sampaio was re-elected in January 2001.

Portugal’s political history in the earlier part of the 20th century was characterized by a long period of rule by a single party and only two prime ministers from 1932 to 1974. In 1974, the armed forces movement peacefully assumed power. Thereafter, a coalition government was installed, beginning a period during which relatively weak coalition governments followed one another in succession until 1985.

The next elections parliamentary elections are scheduled to take place in 2009. The next Presidential elections are scheduled to take place in 2006.

The following table shows the representation of the political parties in Parliament in the three most recent Parliamentary elections.

RESULTS OF RECENT PARLIAMENTARY ELECTIONS

	October 1999		March 2002		February 2005
	No. of Seats	% of Votes Polled	No. of Seats	% of Votes Polled	No. of Seats	% of Votes Polled
Social Democratic Party (PSD)	81	32.3%	105	40.2%	75	28.8%
Socialist Party (PS)	115	44.0	96	37.8	121	45.0
Popular Party (CDS/PP)	15	8.4	14	8.8	12	7.3
Unity Democratic Coalition (CDU) (1)	17	9.0	12	7.0	14	7.5
Left Bloc (BE) (2)	2	2.5	3	2.8	8	6.4
Others	—	3.8	—	1.6	—	5.1
Void votes	—	2.0	—	1.9	—	1.6

Total	230	100.0%	230	100.0%	230	100.0%

(1)	Includes the Portuguese Communist Party (PCP) and the Greens Ecologist Party (PEV).

(2)	Party formed in 1999, which includes three parties: the Revolutionary Socialist Party (PSR), the Popular Democratic Union (UDP) and XXI Politics (Política XXI).

Under the Constitution, representation in Parliament is determined by proportional representation, while the President is directly elected. The same person can hold the presidential office for two consecutive terms only.

The President appoints the Prime Minister on the basis of the results of the Parliamentary elections and consultations with the political parties represented in Parliament. The President also has the right to dismiss the Government, to dissolve Parliament and to dissolve the corresponding institutions of the Autonomous Regions of Madeira and the Azores.

Executive power is vested in the Prime Minister and his Government. The Government is accountable both to the President and to the Parliament, as the President is able to dissolve the Government, and the Parliament may dismiss the Government through a motion of censure.

Legislative power is vested in the single-chamber Assembly currently comprising 230 members. For specific subjects, the Parliament may concede to the Government an authorization to legislate, and the Government has its own legislative competence regarding matters that are not the exclusive responsibility of the Parliament.

The Parliament approves annual State budgets and also approves international treaties, which are afterwards ratified by the President of the Republic. The Constitution can be amended by a two-thirds majority vote of Parliament and was amended most recently in 2004.

Portugal is divided into counties, which are further divided into parishes. Each county is administered by a mayor, a county council (Câmaras Municipais) and a county assembly (Assembleias Municipais). Parishes are administered by parish councils (Juntas de Freguesia) and parish assemblies (Assembleias de Freguesia). The members of county councils are directly elected by the residents of the county. County assemblies are comprised partly of members directly elected by residents of the county and partly of the presidents of the parish assemblies. The members of the parish councils are elected by the parish assemblies, which in turn are directly elected by the residents of the parish. The president of a parish is the first person on the list of the party with the most votes. There are 278 counties in continental Portugal, 19 in the Autonomous Region of the Azores and 11 in the Autonomous Region of Madeira.

The Autonomous Regions (Madeira and the Azores) exercise the power assigned to them by the Constitution as specified in their Statute of Autonomy. The Constitution also sets out the institutional organizations of each of the Autonomous Regions, which consist of a legislative assembly elected by universal suffrage that enacts legislation concerning specific regional matters and a government with executive and administrative functions headed by a president of the regional government, who is appointed by a Minister of the Republic in accordance with the electoral results. The Minister of the Republic of each Autonomous Region is appointed by the President of the Republic and provides a link between the mainland and the Autonomous Regions and coordinates the mainland’s actions with those of the Regions and that of the Central Administration.

Judicial power is vested in independent courts. Judges are appointed by a Magistrate Superior Council (Conselho Superior da Magistratura) which is composed of 17 members: the President (who is the President of the High Court of Justice), two members appointed by the President of the Republic, seven members elected by the Parliament and seven members elected by their peers. Judges may only be removed from office in very limited circumstances.

International Relations

Portugal’s primary international orientation is European. Portugal became a full member of the European Community, now known as the European Union (EU), on January 1, 1986. Before then, it was a founding member of the European Free Trade Association (EFTA). In addition to the EU, Portugal is a member of the United Nations and of other international organizations, including the Organization for Economic Cooperation and Development (OECD), the International Bank for Reconstruction and Development (World Bank), the International Monetary Fund (IMF), the International Finance Corporation (IFC), the International Development Association (IDA), the European Investment Bank (EIB), the European Bank for Reconstruction and

Development (EBRD), the African Development Bank (ADB), the Asian Development Bank (ADB), the Inter-American Development Bank (IADB) and the North Atlantic Treaty Organization (NATO). Portugal is also a party to the World Trade Organization (WTO) Agreement. Portugal also fosters its relationships with other Portuguese language countries, such as Brazil and former Portuguese colonies in Africa, through cooperation agreements and within the Community of Portuguese Language Countries.

The European Union and European Integration

Today, Portugal is one of the EU’s 25 member states. On May 1, 2004, ten new countries, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, the Slovak Republic and Slovenia became part of the EU, joining its previous members Austria, Belgium, Denmark, Finland, France, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom (the “Member States”). The aggregate population of the Member States is now approximately 455 million. The accession negotiations with Bulgaria and Romania have been completed successfully and both countries are scheduled to join the EU on January 1, 2007. The accession treaty was signed in April 2005, but has yet to be ratified. Turkey was recognized as an applicant country in December 1999. In December 2004, the European Council decided to start accession negotiations with Turkey in October 2005, but the European Parliament has yet to agree to this course of procedure. Accession negotiations with Croatia are planned as soon as Croatia has proven that it cooperates with the International Criminal Tribunal for the former Yugoslavia.

Political integration

Full EU membership involves a limited transfer of sovereignty to EU institutions. The EU’s three main institutions are the Council of the European Union (representing the governments of the Member States), the European Parliament (elected by and representing the citizens of the Member States) and the European Commission (the executive body of the EU). In return for this limited transfer of sovereignty, Portugal is represented in the various EU institutions. This representation consists of one Government-appointed Commissioner, 24 of the 517 directly elected members of the European Parliament and membership in the Council of Ministers and the European Council.

In order to ensure that the decision-making process within the EU’s institutions continues to work effectively, the European Convention was formed in 2001. Its goal was to draft a European Constitution which sets out the powers and responsibilities of the institutions and the decision-making process, thus enabling the EU to cope with its main challenges in the mid-term future, the enlargement of the EU and the increased involvement of EU citizens by introducing more democracy and transparency into the governance of the EU. The draft constitution was presented in July 2003, and in October 2004, the European Council finally agreed on the Constitution, which has to be ratified by all Member States in order to take effect. Through August 2005, fourteen Member States have ratified the Constitution. However, in separate referendums held on May 29, 2005 and June 1, 2005, the people of France and the Netherlands voted against the ratification of the Constitution.

The Member States of the EU have agreed that a longer-term objective is the formation of a European Political Union. Current areas of close cooperation include foreign and security policy as well as internal and social affairs. However, the Member States, for the time being, retain sovereignty in most important areas of policy.

Economic Integration

With the completion of the process leading to the Single European Market in January 1993, virtually all physical, legal and fiscal barriers to the free movement of people, goods, services and capital within the EU have been removed. The integration of the Member States’ economies and the completion of a single market are also promoted by a European competition policy, which aims at creating a level playing field for Member States’ companies and promoting economic efficiency. In addition, various liberalization and harmonization measures are being implemented. Among other things, the telecommunications and energy sectors are being liberalized and opened for private competitors. In the financial sector, the single market has been fostered by providing for the free movement of capital and the freedom to perform banking services throughout the EU under the so-called “European Passport”, which enables financial institutions to provide financial services throughout the common market based on a single license obtained in one Member State.

Another important policy area for the EU has been agriculture. Under the “Agenda 2000” reform, measures were introduced to prepare the Member States’ agricultural sectors for the 2004 enlargement. Subsidies to this sector, which comprised 42% of the EU’s budget or EUR 49 billion in 2005, have been restructured to keep European farming competitive and reduce costs.

A further tool with which the EU promotes economic integration is regional aid, which is designed to focus development efforts on certain disadvantaged regions and sections of population of the EU. Portugal has been receiving positive net transfers from EU budgets in recent years and expects to continue receiving such transfers until 2006. See “Public Finance — Transfers from the European Union”.

In December 1992, Parliament ratified the Treaty of European Union of February 1992 (also known as the “Maastricht Treaty”) with the favorable votes of the two largest parties, the Social Democratic Party and the Socialist Party, both of which are strongly committed to the EU economic and political organization model. On January 1, 1999, after fulfilling the convergence criteria set forth in the Maastricht Treaty, Portugal and ten other members of the European Union adopted the euro as their legal currency and on January 1, 2001, Greece became the twelfth member state participating in the 3rd stage of the EMU, when it adopted the euro as its legal currency. On January 1, 2002 euro notes and coins were issued in the EMU member states. Since then, the euro has replaced the Portuguese escudo, with the escudo being withdrawn from general circulation by the end of June 2002. See “The Economy — Economic Convergence with the EU”.

THE ECONOMY

General

Since 1986, the year of Portugal’s accession to the EU (then known as the European Community), the Government has pursued a gradual strategy of adjusting its economy, aimed at generating secure long-term growth, economic performance in line with the strongest EU countries at any given time and complete integration into the European economy. This strategy has permitted Portugal to achieve, since 1986, relatively low levels of unemployment and a significant deceleration of inflation. It also has resulted in economic growth generally above the EU average, reduced budget deficits and lower debt-to-GDP ratios.

In 2001, the world economy began a decelerating process, which had significant consequences for the Portuguese economy, where the marked decrease of growth had a corresponding negative effect on public finances. In 2003 this trend was further exacerbated, with GDP declining by 1.1%, which represented the first recession since 1993. The most significant factor related to the decrease of GDP was the deterioration of domestic demand, which has decelerated steadily since 1999, and actually recorded a decline both in 2002 and 2003 (-0.3% and -2.5%, respectively). In 2004, the economy resumed a positive growth (1.0%), albeit at a moderate pace, primarily due to an increase in private domestic demand. Each of the three main components of private demand (private consumption, public consumption and gross fixed capital formation) recorded an acceleration in real terms. In contrast to the previous four years, the trade balance had a negative contribution to GDP growth in 2004, as exports growth declined and imports grew significantly.

Unemployment has been increasing steadily since 2001. In the first quarter of 2005 it reached the highest level of the current economic cycle, 7.5% of the labor force, which compares to a level as low as 3.7% reached in the fourth quarter of 2000.

Inflation, as measured by the Harmonized Index of Consumer Prices (HICP), increased in 2000 and 2001 (reaching 4.4% in 2001), mainly due to an oil price surge and higher food prices. Since then, the appreciation of the euro (which led to a decrease in import prices), the slowdown in wages, coupled with the weak economy, have contributed to declining inflation. In 2004, despite the strong increase in international oil prices, inflation continued to decline, falling to an annual average rate of 2.5%, mainly as a result of a deceleration of unit labor costs, a decline in import prices of consumer goods and an increase in the real rate of import penetration. In 2001, the differential between Portuguese and euro area inflation increased from 0.7 percentage points to 2.1 percentage points. In the last three years, however, this trend was reversed, and the differential decreased to 0.4 percentage points in 2004.

Portugal has a structural trade deficit. Tourism receipts and net transfers (mainly EU structural funds and emigrants’ remittances) enable Portugal to partially offset increases in the trade deficit. Largely as a result of the growing trade deficit, the current and capital account deficit had deteriorated steadily since 1995, reaching a level as high as 9.1% of GDP in 2001. In the following two years, this trend was reversed, with the current and capital account deficit declining to 3.3% of GDP in 2003. The main factor behind this development was the downturn of the economic cycle, as imports declined, although the relatively good performance of the export sector also contributed. In 2004, however, the current and capital account deficit increased again to 5.9% of GDP, reflecting a deficit of the trade balance of 10.8% of GDP.

See “Gross Domestic Product”, “— Employment and Labor”, “— Prices and Wages” and “Balance of Payments” for further details on the above matters.

The budget deficit (General Government deficit) amounted to 3% in 2000. However, mainly as a result of the economic downturn, the budget deficit increased in 2001 to 4.4% of GDP, exceeding the euro area reference value of 3%. In the following year, the Government implemented measures to address this development and was able to reduce the budget deficit to 2.9% of GDP. In 2003 and 2004, the budget deficit increased again to 3% and 3.1%, respectively. Notwithstanding the efforts to address the increase in the budget deficit there was an increase of the General Government debt as a percentage of GDP, from 53.3% in 2000 to 62% in 2004. In May 2005, the new Government revised the previous Government’s budget deficit estimate for 2005 from 2.2% to 6.8%, and presented a series of new measures to Parliament designed to reduce the deficit in 2005 and future years. Following the adoption of theses measures, the revised 2005 estimate for the General Government deficit is 6.2% of GDP (6% based on the revised GDP figures). As a result of the increased deficit, the EU has initiated an excessive budget deficit procedure against Portugal. For further information on the General Government deficit and the Stability and Growth Program, see “Public Finance — General Government and State Accounts”.

Economic Convergence with the EU

In 1998, Portugal met the convergence criteria laid out in the Treaty of European Union of 1992 (the “Maastricht Treaty”) to qualify for economic and monetary union (“EMU”), and in 1999 became one of the eleven countries (now twelve, and together, the “participating countries”) to introduce the euro as its official currency.

On January 1, 2002, the participating countries issued new euro-denominated bills and coins for use in cash transactions. The euro cash changeover was broadly recognized as highly successful, as no major disruptions occurred. One of the major threats was that the cash changeover would put upward pressure on inflation, as retailers would round up prices. Although there is evidence that this might have been the case for some low-cost items, the overall impact seems to have been very limited, as the average inflation rate in the euro area actually recorded a small reduction from 2.3% in 2001 to 2.1% in 2004.

Under the terms of the Maastricht Treaty, in order to qualify for the EMU, member states seeking to qualify had to satisfy the following conditions: (i) an inflation rate that did not exceed by more than 1.5% the average of the three best performing member states in terms of price stability, (ii) a budget deficit that did not exceed 3% and a gross accumulated public debt that did not exceed 60% of GDP, (iii) the observance without devaluation of the exchange rate mechanism (ERM) fluctuation margins for at least two years, and (iv) average nominal long-term interest rates on government bonds that did not exceed by more than 2% that of the three best performing member states in terms of inflation.

In order to ensure and strengthen the ongoing convergence of the economies participating in the EMU, consolidate the single market, and ensure budgetary discipline in the Euro area, the participating countries agreed to a Stability and Growth Pact (SGP), which became effective on July 1, 1998. Under the Maastricht Treaty as clarified by the SGP, a participating country whose total public deficit exceeds the reference limit of 3% of GDP becomes subject to a so-called “excessive deficit procedure”. The SGP also calls on Participating States to move towards budgetary positions aimed at a balance or surplus in order to create a margin that enables participating countries to deal with potential adverse cyclical fluctuations.

Since the EMU came into force, some of the participating countries have had recurring problems complying with the 3% limit, and a discussion about how the SGP could become more flexible evolved. In March 2005, the SGP was reformed with the aim of strengthening and clarifying its implementation, giving greater flexibility to deal with economic developments and increasing the focus on safeguarding the sustainability of public finances.

Under the new rules of the SGP, if a participating country exceeds the threshold of 3% of GDP and there are no “exceptional circumstances”, the European Council will make its determination that there is an excessive deficit, issue a recommendation to take effective action to correct the situation, and give a maximum of six months (previously four months) after the issuance of the recommendation to do so. “Exceptional circumstances” that prevent implementation of an excessive debt procedure included a severe economic downturn (which is now defined to include not only a negative growth rate but also an accumulated loss of output during a protracted period of very low growth relative to potential output) or an unusual event outside the control of the participating country concerned (e.g., a significant natural disaster of a war impacting that country). In addition, new rules were introduced for assessing and deciding upon the existence of an excessive deficit that take into account other relevant factors such as potential growth, cyclical conditions, the implementation of policies in the context of the Lisbon agenda and policies to foster research and development and innovation, among others.

At the time of the issuance of its recommendation, the European Council is to establish a deadline for the correction of the excessive deficit. Under the prior rules, the correction was to be completed in the year following its identification. However, under the new rules, special circumstances are taken into account so that the action can be better framed within the national budgetary procedures. If a member state had taken effective action, but unexpected adverse economic events with major negative consequences for the government finances prevent the correction of the excessive deficit within the time limit set by the Council, a revised recommendation can be issued by the Council. If the Council considers that the measures are not effective, sanctions can be imposed, where appropriate, within sixteen months of reporting of an excessive deficit. The sanctions may include making a non-interest bearing deposit of up to 0.5% of GDP that may be converted to a fine if the excessive deficit is not corrected within two years. Non-pecuniary sanctions may also be implemented.

According to the SGP regulations, participating countries are required to submit stability programs to the European Commission, and non-participating members of the EU are required to submit convergence programs. These programs, which cover a three to four-year period, are required to set forth projections for budget balances, the debt ratio and the budgetary strategy in general.

Since the implementation of the SGP, there has been increasing recognition in the EU that when analyzing the development of an EU country’s budget deficit, it is important to distinguish between changes in the budget which reflect the economic cycle and those which reflect fiscal adjustment measures decided by policymakers. In order to permit monitoring of the effectiveness of the policy measures implemented by Member States, EU countries now use a common methodology developed by the EU Commission to provide so-called “cyclically adjusted budget balances”, which separate changes attributable to unexpected changes in potential growth from those attributable to policy changes. In reviewing compliance with the excessive deficit guidelines, the Commission excludes the component of the change attributable to unexpected changes in potential growth.

Portugal was placed in an excessive deficit situation following the emergence of a budget deficit of 4.4% of GDP in 2001. However, no sanctions were imposed, as the country was able to reduce the deficit to a level below 3% in the following two years. In April 2004, the Commission of the European Union (the “Commission”) recommended to the Council the end of the excessive deficit procedure on Portugal, a decision that the ECOFIN confirmed in May.

Following the general elections of February 2005, in May the new Government revised the previous Government’s budget deficit estimate for 2005 from 2.2% to 6.8%, The deterioration in the 2005 budget deficit is principally the result of weaker than expected growth, a reassessment of expenditure growth, and the exclusion of one-off measures that were planned in the previous program.

In June of 2005, the Government submitted an update of the Portuguese Stability and Growth Program to the European Union Council and the European Commission (the update revised a program that was submitted by the prior Portuguese Government in December 2004) designed to reduce the deficit in 2005 and future years, and presented a series of new measures to Parliament based on the updated program. The measures submitted to date have been adopted, and further measures are planned (and will be necessary) to achieve further reductions in future years. The expected General Government deficit for 2005 under the updated Stability and Growth Program as implemented by the new Government is 6.2% of GDP (6% based on the revised GDP figures). The updated Stability and Growth Program marks a change in the budgetary consolidation strategy in Portugal. It envisages only the adoption of structural measures and excludes the use of one-off and temporary measures.

In light of the deficit and debt figures presented in the updated program, on June 22, 2005, the Commission initiated again an excessive deficit procedure against Portugal. The Council is expected to decide during September or October of 2005 whether an excessive deficit procedure exists (taking account the recommendation of the Commission and after consulting the Economic and Financial Committee), in which case it will also issue a recommendation for the correction of the excessive deficit that will include a deadline to implement the recommended correction. See “— Recent Economic Policies” and “Public Finance”.

Recent Economic Developments and Forecasts

According to Bank of Portugal forecasts as of July 2005, GDP growth rate is expected to be 0.5% in 2005, which compares to an estimated GDP growth of 1.1% in 2004. This estimate for 2005 is based on an expected deceleration in domestic demand (from 2.1% to 0.9%), which stems from a decline in investment and a slower growth of the private consumption. Currently, the private consumption growth rate is expected to be close to 2%, higher than the one forecasted for real disposable income (1.6%), indicating a moderate reduction in the household saving ratio. Net exports are likely to have a less negative contribution to GDP than in 2004, as imports are expected to slow down at a higher rate than exports.

With regard to the trade deficit, the Bank of Portugal’s projections point to a widening deficit of the current and capital account from 5.9% in 2004 to 7.0% in 2005. This increase reflects the effects of the oil price increase and also the increase of the growth differential between real exports and real imports that is projected to lead to a deterioration in the services and goods balance of 1.3% of GDP.

The unemployment rate is expected to rise in 2005 (according to the SGP update to 7.4%), reflecting the slowdown of the growth of economic activity observed in the second half of 2004. Nevertheless, unemployment in Portugal is expected to remain below the euro area average, which amounted to 8.9% in 2004.

The year-on-year rate of inflation (as measured by the Harmonized Index of Consumer Prices) fell from 4.0% in December 2002 to a low of 0.6% in June 2005. This downward trend is mainly the result of the significant appreciation of the euro observed in the last three years, which has contributed to the decrease of import prices inflation in 2002 and 2003 (around -2.2 and -2.1%, respectively). The Bank of Portugal expects this trend to continue in 2005, forecasting an average inflation rate of 2.3% for this year. In June 2005, the differential between Portuguese year-on-year inflation and that in the euro area reached -1.5 percentage points, decreasing from 1.7 percentage points at the end of 2002.

The following are summary economic and statistical data for the dates and periods indicated. Some of these data are, in part, based on projections of future economic developments, including international economic trends, and are therefore subject to revision.

SUMMARY STATISTICAL DATA FOR 2005

The Economy
Real GDP Growth (forecast 2005)	0.5%
Harmonized Index of Consumer Prices (June 2005, year on year)	0.6%
Unemployment rate (first quarter 2005)	7.5%

Public Debt (euro in millions)
Total State direct public debt (outstanding at July 31, 2005) (1)	97,297
Euro-denominated State direct public debt (outstanding at July 31, 2005) (1)	96,916
Non-euro-denominated State direct public debt (outstanding at July 31, 2005) (1)	382
General Government debt (projection for 2005) (2)	95,374.1
General Government debt as percentage of GDP (projection for 2005) (2)	65.1%
General Government deficit as percentage of GDP (projection for 2005) (2)	6.0%

	Five months ended May 31, 2005
	2004	2005
	(euro in millions)
Balance of payments
Current account	(4,210.6)	(6,026.1)
Capital account	880.6	410.8
Current account and Capital account	(3,330.0)	(5,615.3)
Financial account	3,458.6	6,147.7

(1)	On a public accounts basis.

(2)	Published in the Excessive Deficit Report submitted to the EU in September 2005. Based on revised GDP figures; see footnote 1 to summary table on page 4.

Sources: Bank of Portugal, National Statistical Institute and Ministry of Finance.

Recent Economic Policies

Reinforcing and sustaining convergence with Europe has been the top priority of the economic policy of recent Portuguese governments. The new Government, in furtherance of this objective, has initiated a variety of policy measures. These measures include:

•	Fiscal reform, to improve the efficiency of the Tax Administration and fight tax evasion and fraud;

•	Privatization of public sector enterprises;

•	Social security reform;

•	Consolidating and controlling public finances, improvement in the quality of public expenditure and in the use of public infrastructure and resources,

•	Health care and education reform;

•	Reform of public administration and management of its human resources, to increase the productivity of the public administration and to reduce expenditure growth;

•	Measures to increase the competitiveness of private firms (framed within a Technology Plan); and

•	Labor market reform.

These policies and measures are in harmony with the objective of the European Union to reach a higher level of economic growth and employment through a strategy of three key components:

•	Sound macroeconomic policies within the framework of the SGP that are conducive to growth, employment, price stability and appropriate wage developments;

•	Policies to improve the overall functioning of labor markets and, in particular, to improve employment skills, entrepreneurship, adaptability and equal opportunities; and

•	Economic reforms that enhance the efficiency and flexibility of markets for goods and services.

The monetary and exchange rate policies of the economies participating in the EMU became the responsibility of the European Central Bank (ECB) following the introduction of the euro. Each participating country continues to be responsible for its own fiscal and employment policies, although discretion in setting these policies is limited by the need to fulfill objectives set by the SGP, in particular, and the EU, in general. See “Monetary System – Monetary and Exchange Rate Policy”.

The following discussion summarizes certain of the new government’s reform measures and proposals in the context of other reforms initiated in recent years.

Tax Reform and Related Revenue Enhancement Measures. Since 1994, various measures have been introduced to broaden the tax base, increase the efficiency of its tax collection effort and reduce tax fraud and evasion. These measures, which have been particularly successful in the years since 1996, have led to increased tax revenues without any increase in marginal tax rates. In a context of the strong economic activity that prevailed until 2001, however, the buoyant level of tax revenues was also partly a reflection of that activity.

In May 2002, in presenting a revised budget for that year, the Government increased the standard rate of VAT from 17% to 19% and abandoned a program for new subsidized mortgages.

Over the period 2002 to 2004, various one-off measures were implemented to increase revenues, including: a tax amnesty and the sale of a highway concession (2002); securitization of tax and social security debts (2003); and transfers from state-owned enterprises to the civil servants pension system (Caixa Geral de Aposentações) (2004).

In October 2004, as part of its 2005 budget the Government introduced further measures to fight against tax evasion and fraud and to rationalize the fiscal system. The Government also reduced certain taxes on personal income and eliminated certain tax benefits and aimed to make use of one-off measures to increase revenues (as it had in previous years).

In June 2005, the newly elected Government presented a revised budget for 2005 (with an estimated fiscal deficit of 6.2% of GDP for 2005) with an important strategic change: budgetary consolidation will be carried out without one-off measures. According to the new revised budget, the Government’s budgetary consolidation strategy should be based fundamentally on tight control of current primary expenditure growth. However, the Government also announced certain measures to increase revenues and reduce the deficit, such as to increase the standard VAT rate from 19% to 21%, the tax on oil products (to 2.5 cents per liter on average per year, between 2006 and 2008) and the tobacco tax (by 15%, in nominal terms, per year between 2006 and 2009), to cut certain tax benefits, to create an additional tax bracket with a marginal rate of 42% (applied to annual income above EUR 60,000), to improve the efficiency of the Tax Administration and to fight against tax evasion and fraud (fiscal secrecy will be partially eliminated). See “Public Finance”.

Privatization. The privatization process began in 1989 and is continuing with the aim of reducing public debt, fostering growth of the capital markets, curbing the State’s involvement in the economy and increasing economic efficiency. In 2002, State proceeds from the privatization program were EUR 406 million, and almost all of those proceeds (EUR 398 million) were applied to the redemption of public debt. In 2003, the Public Debt Regularization Fund did not record revenues from privatizations and in 2004 it recorded EUR 1,081 million. The new Government has announced that it will pursue the privatization program and has identified various companies it will privatize in the near future. The Government established that from 2006 onwards, more than 80% (previously at least 60%) of privatization revenues will be used to public debt amortization. See “— Role of the State in the Economy and Privatizations”.

Debt Management and Expenditure Control. In December 1996, the Government established the Instituto de Gestão do Crédito Público (IGCP), which has the authority to issue and manage all of Portugal’s direct euro-denominated and non-euro-denominated public debt. Prior to the creation of the IGCP, domestic debt and external debt were managed by separate entities within the Ministry of Finance. In establishing the IGCP, the Government sought to centralize public debt management and prepare for the third stage of the EMU. The latter objective was reflected in adjustments to the legal, organizational, procedural and strategic framework for the management of public debt and financing. See “Public Debt — Debt Management and Objectives”. In order to improve further Government financing conditions and to respond to the challenges presented by a single currency, a broad reform of the public debt secondary market was initiated in 1999, with the objective of increasing its efficiency and enhancing Portuguese debt competitiveness and tradability. See “Monetary System — The Financial Sector”.

The Government’s strategy to consolidate public finances is also being implemented through the Framework Law for the State Budget, which was adopted in early 2002. This law tightens controls on the budget deficit and on the access to debt finance for the part of the central government regrouped under the category of Autonomous Funds and Services. It also extends the accounting controls of government services to increase control over and visibility of commitments to make expenditures in future years. In August 2002, the Government passed the Budget Stability Law, which is designed to structure the participation of all levels of the General Government (central, regional and local) in the fiscal consolidation process and targets proportional reductions in debt at all levels. In 2005, the new Government announced its intention to reform the way autonomous regions and local authorities are financed.

In 2003 and 2004, civil servants’ wages were frozen.

Technology Plan. Currently, the new Government is taking certain measures that aim to increase the competitiveness and productivity of private firms. Under a so-called Technology Plan, the new Government plans to increase public investment (non co-funded by the EU) by 15% per year until 2009 with the main objective of building a “knowledge-based” society, with skilled human resources, technological progress and innovation. The measures taken under the Technology Plan include the promotion of financing technology and scientific courses, and the launch of a scoring system to evaluate companies.

Social Security Reform. In 1998, a Government task force presented to Parliament a new model of social security that would involve a transition to a system of financing aimed at enhancing the sustainability of social security by diversifying financing sources and limiting the benefits of those with higher incomes. A Framework Law for Social Security, adopted in 2002, as well as a new agreement with the unions and other workers organizations on pension formulas, continued the reform of the social security system aimed at providing a solid footing for the medium and long term as well as at reducing the impact of an ageing population on public finances. In 2005, the new Government announced further measures to foster the conditions for long-term sustainability for social security and at the same time ease the short and medium term budgetary pressure stemming from an ageing population and an inadequate system. The Government intends to eliminate the differentiation between the special public service scheme and the private sector system. See “Public Finance – The Welfare System”.

Public Sector Reform. In June 2003, the Government presented an outline of the so-called Public Administration Reform, which aims at reducing its excessive cost, satisfying the citizens’ needs effectively and promoting a culture of merit and quality. These goals were targeted by defining the tasks the State should assume directly and privatizing other tasks as had already been done in the health and justice sectors and through the privatization of registry and notary services. A new organizational model with a streamlined decision-making process, faster processing, better collaboration between services, sharing of information and improved information management was implemented. The introduction of a management with target-setting promoted accountability, which was complemented by performance-based evaluation, promotion based on merit and human resources training. Other measures are being taken in order to reduce the cost burden of the public sector on the economy, in particular due to its large wage bill, as well as to increase the public administration’s productivity. These include a reassessment of the State’s functions, measures to encourage the exchange among the various branches of the administration of surplus staff, the reform of the career and remuneration system of public servants and limit new admissions of public servants.

Labor Market Reform. In 2002, the Government presented a proposal for a new Labor Code, which was passed by the Parliament in 2003 and aims at further liberalizing the labor market by allowing more flexible hiring and firing practices. See “— Employment and Labor”.

Education Reform. With respect to the education system, in May 2003 the Government proposed a new Education Base Law. Its main features were the progressive increase of mandatory schooling from nine to twelve years, the promotion of professional management in schools, the integration of education and vocational programs and vocational training throughout an individual’s working life. In 2004, certain measures were taken in order to promote the quality and efficiency of the education and training systems. The National Plan for the

Prevention of School Drop-out was launched with the main objective to reduce the rate of school dropouts and early school leavers to at least half until 2010. The initiatives of the educational reform included the Curriculum Reform of Secondary Education in the academic year 2004/2005 which intends to adjust the curricula and program contents and also enhance training in ICT, the introduction of additional courses in secondary level recurrent education, the expansion of the technological infrastructure and promotion of the e-learning. Currently, further measures under consideration aim to reduce public expenditure in the educational sector and to strengthen the quality and the importance of higher education. The government also intends to change the Framework Law of the Education System in order to implement the Bologna Declaration agreed by the educational ministers of the EU Member States, which aims at converging the higher education systems in Europe by using an EU-wide common framework based on a three cycle model of degree/bachelor, master and doctorate (PhD).

Health Care. With respect to the health system, an important reform in the hospital sector was launched in 2002. This reform is based on a mixed system, where private, public and social care sectors are complementary and where the State regulates and supervises private and social establishments and defines quality of service targets. The major modification is related to the management of several public hospitals, with 34 public hospitals being transformed into 31 publicly owned companies which are no longer part of the public administration. Instead, the government appoints the boards for these hospitals, which are managed as if they are in the private sector and financed according to the type and number of medical services performed. In addition, changes to the pharmaceutical drug policy were introduced to reduce expenditure on drugs. In 2003, the Health Regulatory Agency was established (which is a public body with financial and administrative autonomy) that responds to the need to separate the State’s tasks of provider and financing from its regulation role. In the pharmaceutical sector, the main concern was to boost the market share of so-called “generics” by providing patients with price information on generics and limiting the payments by the National Health System to the price of the most expensive generic drug sold in the market. Measures that are currently under consideration aim primarily at improving services while holding public expenditure on a tight rein, e.g., by revising the State subsidy on medicine (from 100% to 95%), cutting the price of all subsidized medicine, as well as the subsidy received by generic medicine. It is the Government’s strategy to gradually extend the business organization model to all hospitals in the National Health Service (SNS), with the main objective to improve management practices and to hold the managers responsible for the results achieved.

Gross Domestic Product

In August and September 2005, the National Statistical Institute published revised GDP figures for the years 1995 – 2004. See footnote 1 to summary table on page 4. The following discussion does not reflect this overall revision of GDP figures.

Between 1986 and 1999, Portugal’s real GDP growth was consistently higher than the EU average, lagging behind the EU average only in 1993 following the economic downturn in that year. This better-than-average growth in GDP was primarily due to consistent increases in domestic demand, as real wages and consumption patterns in Portugal approached EU levels. Between 1996 and 1999, the Portuguese economy grew, on average, 1.5 percentage points above the EU average. The adoption of the European single currency had a significant influence on the Portuguese economy, as it brought down inflation and interest rates markedly, thereby boosting private demand, both consumption and investment, with a corresponding increase of private indebtedness.

Since 1999, the growth in Portugal’s economy has slowed mainly due to a downturn of domestic demand, which is related to the adjustment process underway after the high growth rates registered in the late 1990s. In 2000 and 2001, Portugal’s output growth was in line with that of the EU. In 2002 Portugal’s real GDP grew at a considerably slower pace than that of the EU, and in 2003 this divergence was further exacerbated as real GDP actually decreased in Portugal, while it increased modestly by approximately 0.9% at the EU aggregate level. In 2004, the Portuguese economy recorded a positive growth of 1.0%, which reduced this negative difference, as the EU grew on average 2.2%. However, the Bank of Portugal’s projections indicate that in 2005 this negative gap will increase again, as the real GDP growth in Portugal is expected to slow to approximately 0.5%, while it is estimated that the EU will grow at approximately 1.9% (European Commission forecasts).

The following table sets forth the real GDP growth for Portugal as compared to the average GDP growth of the 15 EU Member States for the years indicated.

GDP Growth (%)

	2000	2001	2002	2003	2004
Portugal (1)	3.4	1.7	0.4	(1.1)	1.0
EU 15	3.6	1.7	1.1	0.9	2.2

(1)	Figures do not reflect the overall revision of GDP figures. See footnote 1 to summary table on page 4.

Sources: National Statistical Institute (Portugal), and Eurostat.

Domestic demand was the key engine for growth in the late 1990s, but in recent years net exports became the main source of growth. Private consumption increased by 5.1% in 1999, fuelled by rapidly falling interest rates in the run-up to the EMU. Since then, growth in private consumption showed a steady downward trend. Consumer confidence deteriorated in 2000, as an increase of consumer prices and interest rates negatively affected the real disposable income, and further weakened in 2001 and 2002, once it became apparent that the world economy was declining. In 2003, private consumption actually declined by 0.3%. By mid-2003, however, consumer confidence began to recover, although rising unemployment dampened the effect. In 2004, private consumption recovered remarkably, recording a real growth of 2.5%, as a result of improved financing conditions (low interest rates and easy conditions for credit access), a less pessimistic outlook regarding labor market conditions, and growth in real wages. The Bank of Portugal anticipates a slight deceleration of growth in private consumption this year (to 2.0%).

Investment spending rose rapidly at nearly 12.4% in 1998 with a boom in construction and public investment. However, with the completion of big projects like the International Fair (Expo 98), the Vasco da Gama Bridge across the Tagus estuary and the expansion of the Lisbon subway system, investment growth eased off during the course of the following years. In 2002 and 2003, investment spending significantly declined, reflecting a high level of private indebtedness. While investment spending picked up moderately in 2004 (around 1.3%) mainly as a result of the prospects of increasing demand, favorable financial conditions and the positive effects from the European Football Championship held in June 2004, investment spending is expected to fall again in 2005 (-1.5%).

The following table sets forth (i) the growth rate of the major components of GDP by category of demand, and (ii) total GDP in current market prices, in each case for the years indicated.

NATIONAL EXPENDITURE REAL GROWTH RATE (%) (1)

	2000	2001	2002	2003	2004
Private consumption	2.9	1.2	1.1	(0.3)	2.5
Public consumption	4.1	3.3	2.3	0.3	1.2
Investment	2.4	1.2	(5.1)	(9.8)	2.2
Gross fixed capital formation	3.8	0.7	(5.1)	(9.9)	1.3
Changes in stocks (2)	(0.3)	0.1	0.0	0.0	0.2
Total domestic demand	3.0	1.5	(0.3)	(2.5)	2.2
Exports	7.8	1.4	2.0	5.0	4.6
Total demand	4.1	1.5	0.3	(0.7)	2.8
Imports	5.5	1.1	(0.2)	(0.1)	6.9
Total GDP	3.4	1.7	0.4	(1.1)	1.0
GDP (in current market prices)
(in millions of euro)	115,548	122,549.7	128,458.4	130,510.7	135,078.7

(1)	Figures do not reflect the overall revision of GDP figures. See footnote 1 to summary table on page 4.

(2)	Contribution to GDP growth rate in percentage points.

Source: National Statistical Institute and Ministry of Finance.

In the early 1980s, the relatively high importance of agriculture and other primary products, and the low share of energy and services compared to Portugal’s EU partners, characterized the output and employment structure of the Portuguese economy. Since 1986, there has been significant progress, as the economy has shifted from low-productivity/low-wage sectors to higher productivity, value-added and high wage sectors. Whereas in 1980 agriculture, forestry and fishing accounted for 12.7% of GDP, industry and mining for 37.0% and the services sector for 41.4%, in 1998 those sectors accounted for 3.6%, 24.8% and 60.2% of GDP, respectively. In recent years the relative importance of the services sector continued to rise, but now mainly at the expense of the industrial and construction sector, as these components’ weight in total Gross Value Added (GVA) decreased from 22.2% and 7.4% in 1998 to 19.1% and 6.5% in 2004, respectively. In the same period, the share of the services sector increased from 66.5% to 70.9%. A similar shift has taken place in employment patterns, as the share of the primary sector in total employment decreased from 19.8% in 1986 to 12.0% in 2004, while that of the services sector increased over the same period from 46.6% to 57.0%.

The following tables set forth (i) Portugal’s GVA and the real growth of GVA by sector of origin, and (ii) the distribution of Portugal’s labor force by sector, in each case for the years indicated. Figures are presented on a GVA basis (reflecting supply) rather than on a GDP basis (reflecting expenditure).

GROSS VALUE ADDED (1) (2)

	% of Gross Value Added					Real Growth Rate (%)
	2000	2001	2002	2003	2004	2000	2001	2002	2003	2004
Agriculture, forestry and fishing	3.4	3.7	3.6	3.7	3.5	(4.0)	(0.3)	5.7	(3.5)	1.9
Industry, mining, electricity, gas and water	20.8	20.1	19.7	19.3	19.1	2.7	1.9	(1.0)	0.4	0.4
Construction	7.7	7.8	7.6	6.7	6.5	4.9	2.8	(3.8)	(13.4)	(2.3)
Services	68.0	68.5	69.1	70.4	70.9	4.8	3.5	1.1	0.4	2.7

(1)	Excluding taxes.

(2)	Figures do not reflect the overall revision of GDP figures. See footnote 1 to summary table on page 4.

Source: National Statistical Institute.

DISTRIBUTION OF LABOR FORCE (1)

	2001		2002		2003		2004
	No. of Persons Employed	% of Total	No. of Persons Employed	% of Total	No. of Persons Employed	% of Total	No. of Persons Employed	% of Total
	(in thousands, except percentages)
Agriculture, forestry and fishing	634.7	12.4	621.0	12.3	624.9	12.2	614.9	12.0
Industry, mining, electricity, gas and water	1,135.3	22.2	1,088.0	21.5	1,059.4	20.7	1,060.5	20.7
Construction	600.8	11.7	628.0	12.4	567.3	11.1	534.1	10.4
Total Services	2,748.4	53.7	2,720.2	53.8	2,866.7	56.0	2,924.4	57.0
of which, Trade	776.4	15.2	746.0	14.8	785.7	15.4	767.5	14.9

Total Employment	5,119.2	100	5,057.2	100.0	5,118.3	100	5,133.9	100

(1)	Fourth quarter.

Source: National Statistical Institute.

Main Sectors of the Economy

Agriculture, Forestry and Fishing

Agriculture, forestry and fishing accounted for approximately 3.5% of GVA and 12.0% of total employment in 2004. A succession of droughts and intense import competition resulting from EU regulations led to negative GVA growth rates in 1998. However, in 1999 the agriculture, forestry and fishing sector recovered strongly, growing 7.4% in real terms. In 2000 and 2001 further declines in real GVA were observed, due principally to poor weather. In 2002, these effects were offset by, a 5.7% real growth rate in the primary sector, primarily in the agriculture sub sector, as the production of some vegetables increased significantly. In 2003, the primary sector posted again a 3.5% negative change, which was followed by a slight recovery (around 1.9%) in 2004.

The agricultural sector is characterized by low productivity and output, due to poor soil quality, large annual variations in rainfall, small-sized farms and general lack of technological advancement. Improvements have been introduced in this sector in recent years, largely resulting from EU funds. In particular, the EU has provided special assistance for irrigation, construction of rural roads, technical training, improvement of manufacturing conditions for agricultural products and improvement of vineyards. See “Public Finance — Transfers from the European Union”.

The main agricultural products include wine, olive oil, potatoes, corn, tomatoes and wheat. Grape vines are grown in most parts of the country. The most important wine producing area is the legally defined stretch in the Douro valley from which the fortified wine, port, originates. Olive oil production tends to vary according to climatic influences on the two-year cycle in olive growing.

Portugal is the world’s largest producer of cork. The forestry sector has been growing continuously in recent years, primarily because of the planting of eucalyptus, for use in the paper pulp industry.

Gross value added in the fishing sector has been declining as catches have diminished, reflecting policies aimed at preserving stocks from exhaustion.

Industry, Mining, Electricity, Gas and Water

In 2004, the industry and electricity sector accounted for approximately 19.1% of GVA and 20.7% of total employment. After increasing 5.1% in 1998, the production of the sector decelerated in 1999 and almost stagnated in 2000, due to the significant decline in external demand. In 2001 industrial production recovered somewhat, increasing 3.1%, but in 2002, the negative trend resumed, with the industrial production index decreasing by 0.4%. This development was a result of the economic downturn; indeed the euro area as a whole experienced a similar decrease with the industrial production index declining for the first time since 1993 (negative 0.8%). In 2003, the industrial production rebounded only slightly, posting a 0.1% growth rate, and in 2004, the index again recorded a decline (around 2.7%). This decline was mainly due to an increase of imported products, mainly from the Asian countries, notably China, which resulted in a decline in internal production in some industrial sectors. The largest segments of industry in Portugal are textiles and clothing, machinery and equipment, food and chemicals. At the beginning of the 1980s, Portuguese industry was specialized in labor-intensive sectors requiring an intermediate level of skilled labor, such as textiles and machinery. Heavy industries, such as chemicals, iron and steel and shipyards, had been developed either to exploit domestic demand in a relatively well-protected market or to benefit from Portugal’s geographical and geopolitical situation.

Since Portugal’s accession to the EU in 1986, there has been a process of industrial restructuring whereby resources have been moving towards sub-sectors emphasizing higher levels of worker training, with higher capital-to-labor ratios accompanied by more advanced technologies. There has also been an increasing degree of specialization in intra-industry trade. The participation of the Portuguese industrial sector in international markets has also greatly increased, and significant investment in recent years has modernized plants and equipment. The contribution of different industries to the growth of industrial production has fluctuated significantly over recent years, reflecting the ongoing process of restructuring within the Portuguese manufacturing sectors.

In the textile and clothing sector, resources have been flowing from the manufacturing of thread and cloth to the manufacturing of clothing and wool products. While their share of total exports has declined, textiles, clothing and footwear are still Portugal’s main exports, accounting for 19.6% of total exports in 2004. See “Balance of Payments — Foreign Trade”.

The machinery and equipment sector has expanded at high rates as these industries have been relocating from the high labor cost economies of the EU towards countries with lower unitary labor costs and skilled labor forces. The share of total exports represented by exports of machinery and equipment increased from 11.9% in 1989 to 18.7% in 2004. Transportation equipment has become a dynamic sector, accounting for 15.7% of total exports in 2004.

Significant planting of eucalyptus has permitted an expansion of wood pulp production. Portugal’s production costs are competitive with those of Northern Europe.

Portugal’s mineral wealth is scattered and therefore not commercially exploitable on a large scale. Production tends to fluctuate according to prevailing world prices. The principal minerals mined in Portugal are copper, tin, tungsten, zinc and uranium. Since 1989, the mining industry has registered significant growth as a result of the opening of new mines, particularly a new copper mine in the south of the country. Portugal also has a significant production of marble, granite and limestone.

The energy sector has been one of the most robust, following some liberalization of the energy market, which also resulted in significant reductions of the industrial price of electricity. This sector is being restructured and the merging of the gas and electricity business was agreed upon in April 2004. The introduction of Mibel (Iberian Electricity Market - IEM), which resulted from an agreement between Portugal and Spain signed in January 2004, may give a further boost to this process. The Portuguese pole of the IEM, which is responsible for the management of fixed term power delivery contracts, was installed in July 2004. In February 2004, the legal basis for eligibility of Special Low Voltage Consumers to freely choose the electricity supplier was introduced, which was extended to all consumers with normal low voltage use in August 2004.

The following table sets forth information as to the real growth rates of various industrial sectors for the years indicated.

ANNUAL GROWTH RATE OF INDUSTRIAL PRODUCTION INDEX (%) (1)

	1997	1998	1999	2000	2001	2002	2003	2004
Consumption goods	(0.5)	5.4	(0.8)	(1.8)	0.5	(1.4)	(2.3)	(2.3)
Intermediate goods	5.1	4.8	7.2	1.0	2.9	3.5	2.9	1.5
Investment goods	0.9	5.8	(4.9)	(6.9)	4.7	(4.9)	(8.2)	(4.4)
Energy	—	—	—	—	8.1	(4.5)	5.1	(13.5)

Mining and quarrying	7.1	4.3	(2.8)	1.5	1.9	(5.3)	(9.4)	4.3
Manufacturing	3.4	2.9	1.4	0.3	2.3	0.4	(0.4)	(0.8)
Electricity, gas and steam	(3.0)	22.0	16.2	0.8	9.0	(5.3)	5.4	(16.2)

General Index (2)	2.7	5.1	3.2	0.4	3.1	(0.4)	0.1	(2.7)

(1)	In 2001, the National Statistical Institute introduced several modifications in the calculation of the different components of the industrial price index. In particular, (i) new weights were assumed both within and across the different categories of goods and industries; (ii) energy, which before was considered as part of intermediate goods, is now a separate category and (iii) all indexes are now based on the year 2000 (instead of 1995). As a result, figures for 2001-2003 are not directly comparable to statistics for prior years.

(2)	The General Index is comprised of the manufacturing industries, the extracting industries, and electricity, gas and water.

Source: National Statistical Institute.

Construction

The construction sector is an important component of the Portuguese economy because of its relatively high share of employment. Although its influence has decreased in recent years, in 2004 the sector accounted for 10.4% of total employment and represented approximately 6.5% of GVA. This sector is highly cyclical, being strongly affected by changes in interest rates and overall credit. The housing component of construction activity is also dependent on the regulation of the rental market and the savings of emigrants and purchases by foreigners, both of whom have shown a high preference for investing in housing. Residential housing costs in Portugal have remained relatively high compared to the EU average in the last decade as a result of high interest rates, production inefficiencies due to the use of low-level technology and the lack of available land. Improved technology, lower interest rates and reductions in other financial costs have reduced the housing cost differential in the last few years.

Construction activity increased strongly in the late 1990s, as the sector benefited from significant investment in public works. However, with the completion of major infrastructure projects like the International Fair (Expo 98), the Vasco da Gama Bridge across the Tagus estuary and the expansion of the Lisbon subway system, the construction sector was slightly less dynamic in the second half of 1998 and throughout the course of 1999. In 2000 and 2001 housing construction slowed somewhat as interest rate increases made home purchases significantly more expensive and high indebtedness put pressure on the private sector balance. The real growth rate of construction’s GVA decreased to 2.8% in 2001. Between 2002 and 2004 the sector’s GVA has actually declined (the decline in 2003 reached 13.4%), showing a strong correlation with the overall economic activity.

Services

In 2004, the services sector represented approximately 70.9% of GVA and 57.0% of total employment. Although there has been a downward trend since 1999, the real GVA growth of the services sector remained quite strong until 2001, when it recorded a growth rate of 3.5%. In 2002 and 2003 the sector did not show the same resilience to the economic downturn, growing by only 1.1% and 0.4% in real terms, respectively, while in 2004 the sector’s GVA increased by 2.7%.

Tourism. Tourism has been one of the most important sources of foreign receipts for Portugal and is a significant contributor to the surplus in the services account of Portugal’s balance of payments. In 1999, foreign exchange receipts almost stagnated, which reflects mainly the high level recorded in the previous year as a result of the International Fair (Expo 98). In 2000, a positive trend returned and continued in 2001. However, in 2002 and 2003 tourism declined, probably reflecting the deteriorated international environment that followed the terrorist attacks of September 11, 2001. In 2004, a slight improvement was registered, reflecting the improvement of the international tourism market and also the effect of the European Football Championship held in Portugal in June 2004. The following table sets forth information with respect to tourism and tourism receipts for the years indicated.

TOURISM IN PORTUGAL

	1999	2000	2001	2002	2003	2004
Travel and tourism receipts (euro in millions)	4,957.9	5,720.0	6,124.8	6,049.1	5,812.2	6,260.6	(c)
International visitor arrivals at national borders (in thousands)	27,016.3	28,014.0	28,149.9	27,193.9	27,531.0	N/A
Bed places in hotels and similar establishments (in thousands) (a) (b)	216.8	223.0	233.6	239.9	245.8	253.9
Nights spent in hotels and similar establishments (in thousands) (a)	32,728.1	33,795.1	36,276.5	34,209.0	33,875.5	34,140.6

(a)	In 2001, the National Statistical Institute introduced methodological changes for calculating this variable. As a result, figures from 2001 onward are not directly comparable to statistics for prior years,

(b)	Figures recorded at the end of July of each year.

(c)	Provisional figures.

Source: Bank of Portugal, Tourism Department and National Statistical Institute.

Financial Services. Since 1984 there has been a gradual liberalization of the financial sector in Portugal, which has permitted the establishment of new private and foreign banks and insurance companies. This process has been associated with the diversification and increased sophistication of financial products and services and the deregulation of the money and financial markets as Portugal became increasingly integrated into the EU. See “Monetary System — The Financial Sector”. Portugal’s financial sector was largely in State hands from the mid-1970s until the late 1980s. Since then there have been significant privatizations in the financial services sector. See “— Role of the State in the Economy and Privatizations”.

As a result of the changes in the regulatory regime and the privatization process, the 1990s witnessed a revolution in the form and scope of the financial services industry in Portugal. New financial products have been developed and cross-selling opportunities between different segments of the industry have been exploited. Significant growth has occurred, in particular, in the retail sector through the development of bancassurance (the marketing of insurance products through commercial banking networks), private banking and asset fund management.

Additionally, Portugal’s use of electronic means of payments is one of the most widespread in the EU. Telephone banking is widespread, and the use of the Internet as a service delivery channel is expanding rapidly. Larger banks already allow their customers to conduct transactions such as wiring of funds, securities trading and foreign exchange operations through the Internet. Portugal is also one of the first countries in which smart cards have been successfully introduced on a relatively large scale. Finally, the single currency led to the acceleration of trends of securitization - the increased use of securities in the intermediation of finance - and promoted the integration of financial markets across Europe.

Telecommunications. Portugal has a modern and large network of fixed and mobile telecommunications, with a high degree of digitalization and rising consumption of telecommunications services in recent years. For example, the number of fixed telecommunications subscribers has almost doubled since the beginning of the 1990s while the mobile telecommunications sector has also experienced strong growth rates. By the end of 2004 the number of subscribers of mobile telecommunications services reached over 9.9 million (a ratio of 9/10 of the total population). Growth in Internet and cable subscriptions has also been particularly buoyant. In the last quarter of 2004, the number of Internet subscriptions was more than 6.7 million, compared to less than 0.2 million in 1998.

In accordance with the European Commission regulations for the telecommunications sector, a new regulatory framework was introduced in 1997, establishing liberalization and competition as the general principles of organization of the telecommunications market. However, in accordance with European Commission regulations, for a transitory period (until January 1, 2000), the provision of fixed telecommunications services was exclusive to the incumbent operator (Portugal Telecom). Full liberalization of fixed telecommunications services occurred in January 2000, with the entry of 12 new fixed network telecommunications suppliers. For this liberalization, in 1999 three decree-Laws were approved regarding telecommunications public networks, public utility services and the establishment and use of private networks. Another important step was the National Renumbering Plan carried out in October 1999, which enabled the entry of new fixed network communications suppliers. In 2004 new entrants accounted for 21.8% of eligible calls, which compares with approximately 10.9% in 2001. The increased competition in this market has been translated into lower telecommunication prices. In 2004, fixed telephone services prices were broadly in line with the EU average.

At the mobile telecommunications level, competition was first introduced in 1993, with this segment of the market initially structured as a duopoly until a third supplier began to operate in 1998.

Prior to the liberalization, the telecommunications sector consisted of only two wholly (CTT-Post Office) or partially (PT-Telecommunications) State-owned companies. In 1995, the first tranche of Portugal Telecom, a share of 27.3% of its capital, was sold in the capital market. The privatization of Portugal Telecom proceeded with additional tranches in 1996, 1997, 1999 and 2000, allowing the Government to sell the majority of its capital, while keeping a controlling or “golden” share.

Role of the State in the Economy and Privatizations

As a result of a wave of nationalizations after the 1974 change in political regime, the State became the direct owner of interests in about 60 large, formerly private firms and the indirect owner of numerous interests in other companies held by the nationalized firms. The large nationalized firms were concentrated in the financial services sector (virtually all banks and insurance companies were nationalized except foreign-owned entities which held a small share of the market) and the basic industrial sector (including major businesses in oil refining and distribution, steel manufacturing, cement production, pulp and paper production and electric power distribution).

In 1989, the Government embarked on a gradual privatization program concerning directly held public companies. It is the Government’s intention that all State-owned companies, other than those few whose activities involve important elements of public service, or that are natural monopolies or of strategic importance for reasons of national security, be sold to the private sector. The Privatization Framework Law adopted in 1990 sets forth the main objectives of the privatization process:

•	to increase the competitiveness and the efficiency of the allocation of resources in the economy;

•	to spread share ownership;

•	to contribute to the development of the capital market;

•	to optimize the value for public assets; and

•	to reduce the relative weight of public debt.

In 2004, the Privatization Framework Law was amended by revoking the restriction of participations of foreigners in the capital of privatized firms.

In the period 1990-2004, proceeds from privatizations (accruing to the Public Debt Regularization Fund) totaled approximately EUR 18,087 million, of which approximately 64% was used for debt redemption. The proceeds from privatizations have been used: (i) to pay off the public debt (pursuant to the Privatization Framework Law, at least 40% of State proceeds are required to be spent on debt redemption); (ii) to redeem debt of public companies; and (iii) to finance the restructuring of other public companies. By the end of 1998, the share of government owned enterprises operating in the private sector had declined to 5.8% of gross value added and to 2.1% of employment, compared to 11% and 4%, respectively, at the end of 1989.

By the end of 1990s, major companies such as Portugal Telecom, Electricidade de Portugal (EDP), the motorway company BRISA and the cement company Cimpor were largely in private hands.

In 2004, a number of companies were privatized. A further trance of the electricity company EDP was sold, which accounted for 73% of the total privatization proceeds generated in 2004. Other privatizations were Galp (energy), Gescartão (paper) and Portucel (pulp and paper).

According to the Stability and Growth Programme for the 2005 to 2009 period, updated in June 2005, the new Government intends to continue the privatization efforts in order to use the privatization receipts to reduce public debt (from 2006 onwards more than 80% of the receipts from privatization will be used to the amortization of the public debt) and at the same time to restructure the companies which render public services, with clear goals and adequate control. The following table sets forth the total proceeds from privatization and the amount of such proceeds used for debt redemption for each of the years indicated.

PRIVATIZATION PROCEEDS

	1990	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004
	(euro in millions)
Total Proceeds	652	543	1,102	332	468	719	1,901	4,119	2,556	1,480	2,313	415	406	0	1,081
As % of GDP	1.3	1.0	1.7	0.5	0.6	0.9	2.2	4.4	2.5	1.4	2.0	0.3	0.3	0	0.8
Debt Redemption	362	365	997	256	150	613	1,457	3,167	1,443	627	735	281	398	9	710
As % of GDP	0.7	0.7	1.6	0.4	0.2	0.8	1.7	3.4	1.4	0.6	0.6	0.2	0.3	0	0.5

Source: Public Debt Regularization Fund.

Employment and Labor

Portugal’s record on unemployment has been strong, with the unemployment rate decreasing to a low of 3.7% at the end of 2000 (Q4), over 3.3 percentage points below the EU average for the same period. However, in recent years, Portugal’s unemployment rate has increased and reached 6.7% in 2004 (compared to the EU average of 8.9% in 2004). In spite of the progress that has been made in the Portuguese educational and training systems since the entry into the European Community in 1986, the education and qualification standards of the working age population has remained low and has posed a constraint to raising productivity levels. The labor market remains relatively inflexible in terms of hiring and firing practices and other restraints on employers, although some reforms have recently been introduced (see below). However, at the macroeconomic level,

Portugal has one of the most flexible labor markets in the EU, due to its concerted wage bargaining process. For the public sector, this process involves all of the major unions and results in setting an economy-wide ceiling for wage increases. This centralized system has made it much easier for the Government to negotiate agreements with the unions by allowing only moderate wage increases in exchange for job creation policies. In recent years, labor disputes have rarely resulted in strikes in Portugal.

One of the priorities of the previous Government was to revise Portugal’s labor law with a view to harmonize it with European labor legislation. A new labor code was approved in December 2003 and entered into force in July 2004. This reform is expected to foster competitiveness among domestic firms, while ensuring greater flexibility in terms of the time devoted to work, training, family life and other activities. Some of the key points are: (i) increasing the maximum duration of fixed-term contracts, (ii) easing the conditions required for fair dismissals, (iii) new measures to fight absenteeism and fraudulent sick leave, (iv) increasing the geographical/functional mobility of labor and flexibility of working hours, and (v) revising collective agreements. The legal framework of the sickness benefit was also revised and a new rule was introduced to limit the maximum sickness benefit amount. In the first six months of 2004, the Government also started revising the temporary work regime in order to make it easier for employers to offer temporary work and to improve the conditions of temporary workers. The new Government intends to further amend the new labor code. For example, in August 2005, it reached an agreement with employers and unions to improve the collective bargaining process and to amend the mediation rules governing labor disputes.

Implementing the European Employment Strategy (EES), the Portuguese Government adopted a National Plan for Employment in June 1999. In 2002, the European Commission reviewed the results of the first five years of EES and re-designed the EES, taking into account the various policy inputs from the EU institutions (notably the European Council conclusions at its Barcelona meeting). The revised EES sets forth three overarching objectives: (i) raising employment and participation rates in accordance with targets set at the Lisbon and Stockholm summits (on average for the EU: overall employment rate of 67% in 2005 and 70% in 2010, employment rate for women of 57% in 2005 and 60% in 2010, employment rate of 50% for older workers (55 to 64) in 2010), (ii) improving quality standards at work and promoting productive jobs, and (iii) promoting an inclusive labor market, by reducing disparities relating to social (including gender) and geographical factors. In pursuing these three objectives, the European Commission recommends that Member States implement policies that take account of the following specific guidelines:

•	Adopt active and preventative measures for the unemployed and inactive;

•	Promote job creation and entrepreneurship;

•	Address change and promote adaptability and mobility in the labor market;

•	Promote development of human capital and lifelong learning;

•	Increase labor supply and promote active ageing;

•	Support gender equality;

•	Promote the integration of and combat the discrimination against people at a disadvantage in the labor market;

•	Make work pay through incentives to enhance work attractiveness;

•	Transform undeclared work into regular employment; and

•	Address regional employment disparities.

Portugal’s National Plan for Employment was updated in 2003. Notwithstanding the recent deterioration of the labor market, Portugal’s levels of employment meet some of the Lisbon and Stockholm targets for 2005 (the overall employment rate was at 67.2% at the beginning of 2003 and in the second quarter of the same year the employment rate for women was at 57.1% and the employment rate for older workers was at 51.2%). The new

Government has assumed as one of its objectives the maintenance of these levels until 2005, which is perceived to be an ambitious target, taking into account the delayed effects of the economic downturn in the labor market. In conjunction with this objective, the Government aims to increase the levels of high-qualified employment. Other strategic objectives of the plan, such as improving employment quality and labor protection or enhancing the education system, were maintained.

In 2004, the European Commission, with the objective of strengthening the implementation of the EES, published the assessment and analysis of the Employment Taskforce in the 2004 Joint Employment Report, which shows that all Member States and the social partners should give immediate priority to: (i) increasing adaptability of workers and enterprises; (ii) attracting more people to enter and remain on the labor market; (ii) investing more effectively in human capital and lifelong learning; and (iv) ensuring effective implementation of reforms through better governance. This report also underlines the fact that Portugal is close to achieving the Lisbon and Stockholm targets, but notices that the levels of productivity, overall levels of educational attainment and access to training remain particularly low and recommends that these should be the main priorities of the Portuguese authorities. In order to implement these recommendations, certain measures were adopted or are currently adopted, which aim at a stronger participation of workers in continuous vocational training (in particular of workers of enterprises facing economic difficulties in sectors under restructuring or under a process of technological modernization); promote technological and vocational education, and reinforce continuous training for employed people. The following table sets forth data relating to Portugal’s average population, labor force and employment in the years indicated.

POPULATION, EMPLOYMENT AND UNEMPLOYMENT (1)

	1999	2000	2001	2002	2003	2004
	(in thousands, except percentages)
Total resident population	10,167	10,223	10,294	10,366	10,445	10,509
Labor force	5,143	5,226	5,325	5,408	5,460	5,488
Employment	4,916	5,021	5,112	5,137	5,118	5,123
Unemployment	226	206	214	271	342	365
Unemployment rate (%)	4.4	3.9	4.0	5.0	6.3	6.7

(1)	Average of quarterly figures.

Sources: Bank of Portugal and National Statistical Institute.

Prices and Wages

Since 1990 the Government’s anti-inflation policy has resulted in a progressive reduction of the rate of inflation from 13.7% (as measured by the Consumer Price Index) at the end of 1990 to a narrow range around 2% at the end of the 1990s. For each of the years from 1997 to 1999 the differential with the EU average was lower than 1.1 percentage points. In the 1990s, the rate of increase in the prices of tradable goods and services, which are subject to international competition, approached rapidly that of Portugal’s main trading partners, decreasing from 13.1% at the end of 1990 to 2.2% at the end of 1999. Prices of non-tradable goods showed a more delayed response to the Government’s anti-inflation policy, but still declined significantly from a growth rate of 14.7% in 1990 to 2.5% at the end of 1999.

In 2000 and 2001, the inflation rate rose, mainly as a result of oil and food price increases (in part due to external factors such as foot and mouth disease), which affected prices in Portugal more than in the EU as a whole; thus the differential vis-à-vis the euro area average inflation increased to 2.1 percentage points in 2001, from as low as 0.7 percentage points one year earlier. Since then, the appreciation of the euro (which led to a decrease of the import prices inflation between 2001 and 2003), the slowdown in wages, coupled with the weak economy, have contributed to declining inflation. In 2002, both oil and food prices declined, more than compensating for inflationary factors such as the two percentage point increase in the normal VAT rate and the effects of conversion to the euro, leading to a decrease in the inflation rate from 4.4% to 3.7%. In 2003 this trend continued with prices recording an annual average growth of 3.3%. This was mainly the result of favorable base effects related to the dissipation of the increase in the normal rate of the VAT, and of a deceleration of services prices, associated with noticeable wage moderation. In 2004, average inflation was 2.5%, leading to a decline of the differential against the euro area average to 0.4 percentage points. This result was achieved despite the strong increase in international oil prices and non-energy commodities due to a deceleration of unit labor costs, declines in import prices of consumer goods and an increase in the real rate of import penetration.

The following table sets forth the changes in prices, wages and labor costs for the years indicated.

PERCENT CHANGE IN PRICES AND WAGES

	1999	2000	2001	2002	2003	2004
Harmonized Index of Consumer prices (1)	2.2	2.8	4.4	3.7	3.3	2.5
GDP deflator	3.1	3.5	4.3	4.4	2.8	2.5
Private consumption deflator	2.1	3.3	3.9	3.5	3.2	2.4
Nominal wages (total earnings)	5.3	6.6	5.6	3.9	2.6	2.6
Real wages (2)	3.1	3.0	1.6	0.4	(0.6)	0.2
Nominal unit labor costs (3)	3.4	4.9	5.6	3.9	3.3	1.6

(1)	Average annual rate.

(2)	Using private consumption deflator.

(3)	Private sector.

Sources: National Statistical Institute and Bank of Portugal.

BALANCE OF PAYMENTS

In 2004 Portugal registered a negative balance of payments amount (current and capital balance) of EUR 7,958.2 million, increasing from the lower deficit of 2003 back to the level of 2002.

The following table sets forth Portugal’s balance of payments for the years indicated.

BALANCE OF PAYMENTS (TRANSACTIONS BASIS) (1)

	2000	2001	2002	2003	2004
	(euro in millions)
Current Account	(11,962.7)	(12,408.4)	(9,745.3)	(6,999.5)	(10,186.3)
Merchandise f.o.b.	(15,035.4)	(15,254.2)	(13,425.8)	(11,846.0)	(14,597.9)
Services	2,178.1	2,870.7	3,306.7	3,519.3	4,135.7
Income	(2,743.5)	(3,760.2)	(2,575.7)	(1,546.3)	(2,499.1)
Current Transfers	3,638.0	3,735.2	2,949.6	2,873.5	2,775.1
Capital Account	1,669.8	1,198.1	1,996.0	2,651.9	2,228.0
Current Account + Capital Account	(10,293.0)	(11,210.2)	(7,749.3)	(4,347.6)	(7,958.2)
(as a % of GDP)	(8.9)	(9.1)	(6.0)	(3.3)	(5.9)
Financial Account	10,865.3	11,267.4	6,989.5	4,690.0	9,440.0
Direct Investment	(1,624.6)	62.2	1,713.3	(680.5)	(4,080.6)
Portuguese investment abroad	(8,826.6)	(6,976.1)	(164.7)	(6,490.9)	(4,975.7)
Foreign investment in Portugal	7,202.0	7,0.8.2	1,878.0	5,810.4	895.2
Portfolio investment	(2,078.0)	2,134.5	3,121.0	(5,056.5)	1,200.7
Assets	(5,040.3)	(8,761.8)	(7,545.3)	(18,750.4)	(9,242.1)
Liabilities	2,962.3	10,896.3	10,666.2	13,693.9	10,442.8
Financial Derivatives	338.4	389.5	(9.8)	61.9	(55.0)
Other investment	14,634.6	9,651.0	3,279.9	4,566.7	10,842.0
Assets	(11,783.9)	(7,003.3)	(7,038.6)	(8,403.8)	(376.9)
Liabilities	26,418.5	16,654.3	10,318.4	12,970.6	11,218.9
Reserve assets	(405.1)	(969.8)	(1,114.9)	5,798.3	1,533.0
Errors and omissions	(572.0)	(57.0)	760.0	(342.0)	(1,482.0)

(1)	The data presented here have been calculated by the Bank of Portugal according to the fifth edition of the IMF Balance of Payments Manual released in 1998. This accounting system was aimed at creating a consistent standard for the calculation of balance of payments and national accounts data and was introduced in Portugal in that same year. The balance of payments data is now comprised of three main aggregates: the Current Account, the Capital Account and the Financial Account. The Current Account includes transactions between residents and non-residents associated with the external trade of goods and services, income from both labor and investment and current unrequited transfers. The Capital Account includes capital transfers and the acquisition/disposal of intangible non-financial assets (e.g., patents, licenses, copyrights, trade marks, franchises and other transferable contracts) as well as transfers from the Cohesion Fund and a significant portion of transfers from the European Regional Development Fund and the European Agricultural Guidance and Guarantee Fund (see Public Finance—Transfers between Portugal and the European Union). The Financial Account reflects all transactions related to transfers of ownership of foreign financial assets and liabilities of the economy, reflecting the former non-monetary capital account plus the net financial external position of credit institutions and the official reserves of the central bank.

Source: Bank of Portugal.

Current Account and Capital Account

The deficit of the current plus capital account has registered a significant widening since 1996, with improvements in 2002 and again in 2003, with an increase in 2004 back to 2003 levels. This deterioration is mainly due to a rising gap between domestic demand and production, which has translated into higher imports and a deteriorating balance of trade. As a percentage of GDP, the deficit increased from 6.3% in 1999 to 8.9% in 2000, principally due to unfavorable terms of trade resulting from the rise in crude oil prices and the depreciation of the euro. In 2001, the deterioration of economic activity almost everywhere in the world heavily affected domestic demand, which resulted in an increase of the current and capital deficit as a percentage of GDP to 9.1%. In 2002 and 2003, with declining imports and growing exports, the current and capital account deficit decreased to 6.0% and 3.3% of GDP, respectively. In 2004, the domestic demand expansion resulted in a deterioration of the current and capital deficit to 5.9% of the GDP.

Foreign Trade

Portugal has a structural trade deficit. After reaching a peak trade deficit level in 1999, from 2000 to 2003, the external sector contributed positively to Portugal’s real GDP. In 2000, this was mainly the result of a high export growth rate (7.8%), coupled with a slight deceleration of imports though still growing at a rate of 5.5%. Since then, imports have showed a very negative trend (growing 1.9% in 2001 and declining 3.7% and 1.7%, respectively, in 2002 and 2003), as a consequence of the declining private demand. While exports followed this trend in 2001 and 2002 (growth rates of only 2% and 1.8%), in 2003 growth in exports accelerated to 2.5% showed considerable resilience to the relatively weak growth of Portugal’s main trading partners and the appreciation of the euro. In this context, the net contribution from foreign trade to GDP growth in 2003 was the strongest since 1995. However, in 2004, imports increased markedly (5.8%), as a consequence of the expansion of internal demand and the euro appreciation, while exports grew almost at the same level than in 2003 (2.4%) (as a result of the increasing competition of products from new Member States of the European Union and from some Asian countries, in particular China), which led again to a negative contribution from external demand to GDP growth.

While their share in Portugal’s total exports has declined, textiles, clothing and footwear are still Portugal’s most important export products, accounting for 19.6% of total exports in 2004. This declining trend is the result of a relative lower growth of demand for these products and from increased competition due to the entry of new of participants in the international market. Between 1998 and 2003, the share of machinery in total exports increased from 19% to 19.5%, and that of transportation equipment from 15.3% to 16.9%. However, this improving trend was not maintained in 2004, with the shares of machinery and transportation equipment declining to 18.7% and 15.7%, respectively. This development is related to the loss of competitiveness of the Portuguese economy. On the other hand, chemicals exports increased its share from 7.5% in 2000 to 9.6% in 2004.

The ratios of exports and imports to GDP, at current market prices, both increased from 1995 to 2000, but decreased in the following three years. In 2004, the corresponding figures for exports and imports were respectively 21.3% (down from 22.8% in 2000) and 32.7% (down from 37.4% in 2000). In recent years, merchandise export receipts have financed approximately 61% of import payments, a ratio that increased significantly in the last three years to 67% in 2003, due to the deceleration and then decline of imports. In 2004, the ratio of exports to imports decreased by 2 percentage points to 65%, in view of the faster growth rate of imports relative to exports.

The following tables set forth the merchandise exports and imports of Portugal by relative weight of groups of products for the years indicated.

EXPORTS BY GROUPS OF PRODUCTS

(% of Total Exports)

Group of Products	2000	2001	2002	2003	2004
Foods (1)	6.8	7.0	7.5	7.5	7.5
Combustibles	2.6	1.9	2.0	2.4	3.0
Chemicals	7.5	7.4	8.1	8.7	9.6
Leather, hides, wood, cork and paper	10.6	10.1	10.0	9.9	9.2
Textiles, clothing and footwear	24.7	25.1	23.8	21.4	19.6
Minerals (2)	9.5	9.3	9.6	9.9	11.4
Machinery	19.9	19.4	19.7	19.7	18.7
Transportation equipment	14.7	15.7	15.0	15.3	15.7
Other finished products	3.5	4.1	4.4	5.1	5.3

Total	100.0	100.0	100.0	100.0	100.0

(1)	Agricultural products and foodstuffs.

(2)	Metal, metal products and minerals.

Source: National Statistical Institute.

IMPORTS BY GROUPS OF PRODUCTS

(% of Total Imports)

Group of Products	2000	2001	2002	2003	2004
Foods (1)	11.3	12.2	12.6	12.8	12.2
Combustibles	10.3	9.8	9.6	10.1	11.2
Chemicals	11.9	12.5	13.8	14.1	14.1
Leather, hides, wood, cork and paper	5.5	5.7	5.7	5.5	5.0
Textiles, clothing and footwear	8.5	8.4	8.5	8.2	7.6
Minerals and metals (2)	9.1	9.1	9.5	9.4	10.3
Machinery	21.6	21.9	21.0	21.1	20.0
Transportation equipment	16.1	14.8	13.6	13.1	14.2
Other finished products	5.7	5.5	5.8	5.6	5.4

Total	100.0	100.0	100.0	100.0	100.0

(1)	Agricultural products and foodstuffs.

(2)	Metal, metal products and minerals.

Source: National Statistical Institute.

The main trading partners of Portugal are the EU countries. Since Portugal joined the EU in 1986, the aggregate share of its trade with EU countries has grown substantially. Exports from Portugal to EU countries and imports from EU countries to Portugal evolved from 68% and 79%, respectively, in 1986, to approximately 79% and 77% in 2004. Germany, Spain and France are the main trading partners of Portugal, with Germany losing share to Spain since 2002.

EXPORTS BY AREA OF DESTINATION (FOB)

(% of Total Exports)

	2000	2001	2002	2003	2004
EU
Spain	19.3	19.3	20.9	23.8	24.9
France	12.7	12.7	13.5	13.2	14.0
Germany	18.0	19.0	17.7	14.8	13.4
United Kingdom	10.9	10.2	10.4	10.3	9.6
Italy	4.0	4.4	4.6	4.7	4.3
Belgium - Luxembourg	6.0	5.4	4.4	4.5	4.1
Netherlands	4.2	4.1	3.8	3.8	4.0
Sweden	1.7	1.5	1.5	1.3	1.1
Denmark	1.2	1.1	1.0	0.9	0.8
Finland	0.5	0.5	0.4	0.5	0.7
Ireland	0.5	0.5	0.5	0.5	0.6
Austria	0.8	0.7	0.6	0.6	0.6
Greece	0.4	0.4	0.4	0.4	0.4
Other	0.0	0.0	0.0	0.1	0.9

Total EU	80.3	79.8	79.8	79.4	79.4

United States	5.8	5.7	5.7	5.7	6.1
ACPOL (1)	2.5	2.8	3.0	3.1	3.2
EFTA countries	2.3	2.2	1.9	1.9	1.3
OPEC countries	0.6	0.8	0.7	0.7	0.8
China	0.0	0.2	0.3	0.5	0.6
Japan	0.5	0.4	0.3	0.3	0.3
Other	8.1	8.1	8.2	8.3	8.4

Total	100.0	100.0	100.0	100.0	100.0

(1)	African Countries of Portuguese Official Language.

Source: National Statistical Institute.

IMPORTS BY AREA OF ORIGIN (CIF)

(% of Total Imports)

	2000	2001	2002	2003	2004
EU
Spain	25.9	27.4	28.9	30.0	29.3%
Germany	13.7	13.8	15.0	14.6	14.3
France	10.6	10.2	10.2	9.8	9.3
Italy	7.1	6.8	6.7	6.4	6.1
United Kingdom	6.0	5.0	5.2	4.9	4.6
Netherlands	4.6	4.8	4.6	4.7	4.6
Belgium - Luxembourg	3.2	3.3	3.3	3.2	3.1
Sweden	1.2	1.1	1.2	1.2	1.3
Ireland	0.6	0.6	0.7	0.7	0.8
Austria	0.6	0.7	0.7	0.8	0.7
Denmark	0.7	0.6	0.6	0.6	0.6
Finland	0.6	0.5	0.6	0.6	0.5
Greece	0.2	0.2	0.2	0.2	0.2
Other	0.0	0.0	0.0	0.0	1.1

Total EU	75.1	75.1	77.9	77.7	76.5

OPEC countries	4.9	4.3	3.9	4.2	5.0
United States	3.0	3.6	2.1	1.9	2.4
EFTA countries	2.8	3.1	2.2	2.3	2.0
Japan	2.5	1.8	1.7	1.6	1.5
China	0.9	0.8	0.8	0.9	1.0
ACPOL (1)	0.3	0.4	0.3	0.1	0.1
Other	10.5	10.8	11.2	11.3	11.5

Total	100.0	100.0	100.0	100.0	100.0

(1)	African Countries of Portuguese Official Language.

Source: National Statistical Institute.

Foreign Direct Investment in Portugal

After Portugal joined the European Economic Community in 1986, and until the early 1990s, the Portuguese economy received strong capital inflows in the form of direct investment. The most significant share of this foreign direct investment had as destination projects enhancing an export-oriented production, mainly in the automobile sector. In the period 1986-1995, the direct investment in Portugal was, in annual average terms, 2.1% of GDP, while the Portuguese direct investment abroad only reached 0.3% of GDP. As a consequence, during this period, foreign direct investment in Portugal net of Portuguese direct investment abroad was, on average, equivalent to around 1.8% of GDP.

From the mid-1990s onwards, direct investment flows changed significantly. As in other European Union economies which traditionally benefited from net investment inflows, the decline in net direct investment experienced by the Portuguese economy suggests a certain readjustment of these capital flows, mainly to Central and Eastern European economies. The buoyancy of Portuguese direct investment abroad, on the other hand, first began to emerge in 1997 and was consolidated in the following years. The increase in Portuguese direct investment abroad is the consequence of the internationalization of Portuguese companies, resulting from the growing globalization of markets and the higher expansion opportunities for Portuguese companies associated with the strong economic growth during the late 90s and more favorable financing conditions due to a marked decline in interest rates. The privatization of a number of state-owned enterprises, which allowed for the creation of larger national companies with greater potential to expand internationally, also supported this development.

The result is that foreign direct investment net of Portuguese direct investment abroad no longer contributes to the coverage of net borrowing requirements of the Portuguese economy. Direct investment abroad first exceeded net direct investment received by the Portuguese economy in 1998; and in the period 1996-2004, the capital net outflows between the Portuguese investment abroad and foreign investment in Portugal reached on average 0.6% of GDP. In 2004, the combination of weak foreign direct investment in Portugal (which reached only 0.7% of GDP) and a continued strong (although reduced) level of Portuguese direct investment (amounting to 3.7% of GDP) led to a net capital outflow of -3.0% of GDP, the highest level since Portugal joined the EU.

In recent years, particularly in 2000 and 2001, flows of both net direct investment in Portugal and abroad were affected by a significant increase in cross-shareholdings between a number of holding companies of Portuguese economic groups and several foreign companies. This seems to indicate that Portugal has increasingly been used as a platform for foreign direct investment in third countries, such as foreign investments in third countries channeled through companies having their head office in the Madeira off-shore free trade area. The increase in these intra-group financial operations led to a high growth of both direct investment flows into and out of Portugal, in particular in 2000, 2001 and 2003.

FOREIGN DIRECT INVESTMENT IN PORTUGAL AND PORTUGUESE INVESTMENT ABROAD

	2000	2001	2002	2003	2004(E)
Portuguese investment abroad	(8.826,6)	(6.976,1)	(164,7)	(6.490,9)	(4.975,9)
Foreign investment in Portugal	7.202,0	7.038,2	1.878,0	5.810,4	895,2

Direct investment - Total	(1.624,6)	62,2	1.713,3	(680,5)	(4.080,6)

E – estimate.

Source: Bank of Portugal.

MONETARY SYSTEM

The Central Bank

Banco de Portugal (Bank of Portugal) is the central bank of Portugal and is wholly owned by the State. Until the end of 1998, when the European Central Bank became responsible for monetary policy, the Bank of Portugal implemented the monetary and exchange rate policy of the Government in collaboration with the Ministry of Finance. The Bank of Portugal still acts as the depository and financial agent for the Government with respect to its membership in the International Monetary Fund (IMF) and manages its gold and foreign currency reserves. It is also entrusted with supervisory and regulatory powers over all banks and non-deposit-taking financial institutions operating in Portugal (with the exception of insurance companies). The Bank of Portugal is also charged with handling international bilateral and multilateral payment arrangements.

In early 1998, the Organic Law of the Bank of Portugal was revised in order to facilitate its integration into the European System of Central Banks (ESCB) following the introduction of the euro. The law was revised with regard to the Bank’s independence as a monetary authority, in accordance with the requirements relating to the participation of Portugal in the third stage of Economic and Monetary Union.

The Financial Sector

In 1975, the Government nationalized the vast majority of the domestic banking industry. The liberalization of the Portuguese banking market began in 1984, and since then the structure of the Portuguese financial sector has changed significantly.

In 1989, the Government commenced the privatization of the financial sector with the intention of increasing the efficiency of the financial system and of stimulating the development of the capital markets. The implementation of the program has permitted a rapid increase in the weight of the private sector in the banking industry. The privatization of the financial sector is now almost complete, with only one fully State-owned bank remaining, namely Caixa Geral de Depósitos, which is Portugal’s largest financial institution, a savings bank that competes directly with private sector institutions.

The financial sector is now composed of three major groups of institutions: (i) banking institutions; (ii) non-monetary financial institutions that cannot accept deposits but may grant loans and which include leasing and factoring companies, finance houses, and stock exchange dealers; and (iii) other financial institutions that can neither accept deposits nor extend credit, such as insurance companies, mutual and pension funds and stock exchange brokers.

Prior to 1993, legislation had restricted the spheres of activity of commercial, savings and investment banks. A banking law, which came into effect in January 1993 in accordance with EU regulations, set out a regulatory framework for universal banks, which may engage in the full range of banking activities under the same regulatory framework. All existing commercial, savings and investment banks may become universal banks. In addition, any bank from a member country of the EU is permitted to establish a branch and to provide services in any other country of the EU, while remaining subject to supervision and regulation by its country of origin.

The Bank of Portugal is in charge of the supervision and regulation of Portuguese banks. Such banks are subject to regular audits by the Bank of Portugal and are required to provide to it all information necessary for statistical and regulatory purposes. Other regulations applicable to the banking industry relate to the adoption by banks of a specified accounting plan, the enforcement of prudential rules with respect to solvency ratios, limits on large exposures, minimum levels of provisions for loan losses and mandatory contributions to a deposit insurance fund.

The start of the third stage of the EMU in January 1999 represented a further step in the integration of European financial systems. In terms of its effects on financial markets, the introduction of the euro has been significant to the extent that it eliminated national currencies and the related foreign exchange risk. The further integration of financial systems resulting from the introduction of the euro has fostered competition and led to increased efficiency of financial intermediation, with higher returns provided to savers and lower capital costs available to investors. The single currency has also led to an acceleration of the pre-existing trends in the sector, such as technological change, securitization and increased competition. As a result, the profitability of financial institutions has declined and excess banking capacity will need to be reduced. Nevertheless, profitability ratios of Portuguese financial institutions, as reported by the Bank of Portugal, remain relatively high by international standards.

Following the privatization of the sector, the Portuguese banking system has undergone a period of consolidation as a result of mergers and takeovers, although certain Portuguese banks have given priority to organic growth. Both branch density and employment levels in Portugal are lower than the EU average. Profit-based measures of excess capacity indicate that only a small percentage of Portuguese banks have suffered from low profitability, and these have been essentially small banks. Nevertheless, to the extent that economies of scale and scope are important in the industry, the Portuguese banking system is not expected to be free from the EU-wide pressure for consolidation.

The physical introduction of the single European currency took place on January 1, 2002. The cash changeover was broadly recognized as highly successful, with no major disruptions affecting economic activity. The euro gradually replaced the Portuguese escudo. At the end of February 2002 escudos could no longer be used in common transactions and by the end of June 2002 escudos were withdrawn from circulation, although it is still possible to exchange escudo notes for euros for another 20 years from that time at the Bank of Portugal.

The introduction of the euro was instrumental in bringing about several legal changes that helped to restructure the Portuguese capital markets. Decree-law 349/99 established the new Juridical Framework of Exchange Management Entities, recognizing the structure of the entities managing securities markets and the entities rendering services connected with the management of those markets. In December 1999, the general meetings of the Lisbon and Oporto Exchange Association approved the establishment of a company (INTERBOLSA) responsible for the management of the Lisbon Stock Exchange and the Oporto Derivatives Exchange. During 2000 the Portuguese exchanges underwent a significant reorganization process, which included the merger of the Lisbon Stock Exchange and the Oporto Derivatives Exchange into a single exchange, the Lisbon and Oporto Securities Exchange (BVLP-SGMR, S.A.), and the transition of the exchange from a non-profit entity into a commercial operation.

The Lisbon and Oporto Securities Exchange and its regulatory body, the Portuguese Securities Market Commission (CMVM), have committed themselves to the Euronext platform, the first cross-border equity, derivatives and commodities market in the euro-zone established by the Belgian, French and Dutch bourses. On December 13, 2001, Euronext and BVLP established an agreement on the financial conditions for the merger and since then the Portuguese stock exchange has been working under the denomination “Euronext Lisbon”.

A second aspect of capital market reform was the approval by the Government, in September 1999, of a new securities code (the “Código do Mercado de Valores Mobiliários”), which entered into force on March 1, 2000, replacing the Securities Market Act of 1991. Among the major changes introduced by the new code were the simplification of procedures for mandatory public offerings, the increase of linkages between the stock exchanges and the rules concerning the information to be provided when a majority shareholding position changes.

In addition, to improve the tradability of Portuguese Government debt, a major reform of the secondary market was initiated in 1999 with the creation of MEDIP (the Portuguese acronym for “Special Market for Public Debt”). This reform was particularly important in the context of increased market integration brought about by the introduction of the single currency, creating a segment for specialists (mostly market-makers) aimed at centralizing wholesale transactions by offering the most efficient trading conditions.

MEDIP is a regulated market under the ISD (Investment Services Directive) and operates on an MTS (Mercato di titoli di Stato)-electronic platform (MTS Portugal). As a regulated market, MEDIP’s access and listing conditions, its governing rules and its code of conduct are non-discriminatory and subject to the approval of the Portuguese Securities Market Commission. Furthermore, prices on MEDIP are formed in a competitive environment and thus are helpful references for marked-to-market purposes.

The MTS platform is designed to allow an easy interface with similar markets, which facilitates the task of the principal market-makers, and will comprise direct links to back-office and settlement systems, which should improve the efficiency and effectiveness of procedures associated with the trading activity.

Trading on the platform is anonymous and supported by a two-sided quotation facility, especially designed for market making, enabling traders to hit firm prices displayed on screens at the click of a button. In addition, the system segregates participants who can input and take prices, the “market-makers”, from those who can only take prices, the “market-takers”. The market-makers’ privilege of having the exclusive right to input prices is matched by the obligation to quote bid and offer prices during a substantial part of the trading day, according to minimum lot sizes and maximum bid-offer spreads. Participants who do not comply with these rules are subject to heavy penalties.

MEDIP began operations on July 24, 2000 and is managed by MTS Portugal SA, whose shares are held by the Specialized Primary Dealers in Portuguese Treasury Bonds (OEVT), by MTS S.P.A. and by the IGCP. As of July 31, 2005, there were 19 series of Portuguese Government bonds and Treasury Bills traded in MEDIP, with a total outstanding of EUR 72,264.4 million.

Monetary and Exchange Rate Policy

From January 1, 1999, the European System of Central Banks (ESCB), comprising the European Central Bank (ECB) and the national central banks of the member states, which have adopted the euro, assumed full responsibility for monetary policy and the implementation of exchange rate policy in the euro area.

The main decision-making bodies of the ESCB are the Governing Council and the Executive Board. The Governing Council is in charge of the formulation of the single monetary policy and setting guidelines for policy implementation. Its responsibilities include decisions relating to intermediate monetary objectives, key interest rates and the supply of reserves in the Eurosystem. Each member of the Governing Council has one vote and monetary policy decisions require only a simple majority. The Governing Council is composed of the Governors of the National Central Banks participating in the European Monetary Union (EMU) and the members of the Executive Board. The Executive Board is composed of the President, the Vice President and four other members appointed by the Heads of State or Government of the Member States participating in the EMU. The Executive Board is mainly responsible for coordinating the implementation of monetary policy.

The ECB’s primary goal is to maintain medium-term price stability, defined as a year-on-year increase in the Harmonized Index of Consumer Prices for the euro area of less than 2%. However, the ECB has clarified that, within this definition, it aims at an inflation rate close to 2%. This indicated the commitment to proceed an adequate margin to avoid the risk of deflation. The ECB’s stability-oriented monetary policy strategy is based on two pillars: (i) analysis and assessment of short-to medium-term risks to price stability (economic analysis) and (ii) assessment of medium- to long-term monetary developments (monetary analysis) including a “natural” benchmark (reference value for the euro area money supply M3). The euro area money supply M3 is broadly defined as the total sum of currency in circulation, overnight deposits, deposits with an agreed maturity of up to two years, deposits redeemable at up to three months’ notice, repurchase agreements, money market fund shares/units, money market papers, and debt securities with a term of up to two years. Holdings by non-residents of the euro area of money market fund shares/units, money market papers and debt securities with a term up to two years are excluded from M3 and its components. The Governing Council set the reference value for M3 at 4.5% growth per annum. In July 2005, the annual growth rate of euro area money supply M3 was 7.9%, thereby exceeding the reference value. The accommodative impact of the low level of interest rates continued to be the dominant driver for monetary dynamics, outweighing the dampening effect of the ongoing, albeit gradual, normalization of portfolio allocation behavior by euro area residents.

The following table presents the irrevocable euro conversion rates, established on December 31, 1998, with the exception of the Greek drachma, which was established on January 1, 2001.

EURO CONVERSION RATES

(ATS)	(BEF)	(DEM)	(ESP)	(FIM)	(FRF)	(GRD)	(IEP)	(ITL)	(NLG)	1 euro= (PTE)
13.7603	40.3399	1.95583	166.386	5.94573	6.55957	340.750	0.787564	1936.27	2.20371	200.482

The following table sets forth information relating to euro exchange rates for the periods indicated.

EURO EXCHANGE RATES

(Annual Average)

	2000	2001	2002	2003	2004
	(currency per euro)
U.S. dollar	0.9236	0.8956	0.9456	1.1312	1.2439
Japanese Yen	99.4748	108.6824	118.0625	130.9712	134.4446
British pound	0.6095	0.6219	0.6288	0.6920	0.6787
Swiss franc	1.5579	1.5105	1.4670	1.5212	1.5438

Source: European Central Bank.

The following table shows the 2:15 pm (C.E.T.) ECB reference exchange rates for the number of U.S. dollars per euro for the period since January 1, 2004. Annual and quarterly averages are computed using these ECB daily reference exchange rates.

	High	Low	Average	End of Period
2004 (year ended December 31)	$1.3633	$1.1802	$1.2439	$1.3621
2005
First Quarter	$1.3507	$1.2762	$1.3113	$1.2964
Second Quarter	$1.3077	$1.2054	$1.2594	$1.2092
Third Quarter (to July, 31)	$1.2187	$1.1883	$1.2037	$1.2093

Source: European Central Bank.

Following the economic slowdown observed in the past couple of years, when financial markets were characterized by high levels of uncertainty, in 2004, as in the year before, risk and volatility indicators decreased considerably and reached close to the levels seen in 1997 and 1998. The developments in financial markets (as the stock markets improved and both government bond yields and yield spreads in private debt markets were at very low levels) were favorable to the economic activity expansion

In 2004, equity markets continued the upward trend observed since the beginning of 2003, when equity markets recorded gains for the first time since 1999. Between the beginning and the end of the year, the S&P 500 and Nasdaq rose by 9.3% and 10.8%, respectively, while the FTSE Eurotop in Europe gained 5.4% and the Nikkei in Japan increased by 7.6%.

With regard to the bond market, long-term interest rates declined in the euro area, while a stabilization was observed in the U.S.. In the first quarter of 2004, long-term interest rates in U.S. and Germany (the benchmark for the euro area) decreased, dampened by the worsening labor conditions and a modest deceleration of inflation. However, from early April 2004 this trend was reversed mainly as a result of better prospects regarding the world economy and high inflation prospects, due to the surge in oil prices. Since mid-June a gradual decline was observed, in both economies, reflecting the concerns about the impact of oil prices on global economic activity.

In the euro area this trend was observed until the end of the year, with long-term interest rates reaching very low levels by historical standards; in the U.S. the downward trend reversed after the presidential elections of November 2, 2004. By the end of the year, the yields in the U.S. were approximately at the same level as in December 2003 and in the euro area they were significantly lower (around 60 basis points).

Short-term interest rates declined in the first quarter of 2004, reflecting the expectation of an even more accommodative monetary policy. However, in June, the US Federal Reserve began a gradual tightening of the Fed funds rate in response to a sustained pick up in domestic demand and the acceleration, albeit modest, of the core inflation, and, by the end of the year, short-term interest rates had increased by 125 basis points. In the euro area, on other hand, the Governing Council of ECB decided to keep the repo rate unchanged at 2% in a context of uncertainty about the sustainability of economic recovery, absence of inflationary pressures and the gradual appreciation of the euro. As a result, short-term interest rates recorded slight increases when compared with the first quarter and remained broadly stable until the end of the year.

Two-year yields recorded a somewhat similar performance to 10-years’, in both areas. In the first quarter a decline was observed in both the U.S. and the euro area. However, in the following quarter, a significant increase was observed, in the U.S. in anticipation of increases in the Fed Funds rate, after positive data on the US labor market were released in March, and in the euro area in anticipation of the possibility that the ECB will follow the US Federal Reserve. Between June and year-end, the two year yields fluctuate between 2.5% and 3% in the U.S. and dropped moderately in the euro area, as the ECB left its repo rate unchanged. In a context of concerns about the economic growth, the yield curve flattened in both areas. The spread between 10- and 2-year yields fell by around 125 basis points in the U.S. mainly due to an increase of short-term yields and by approximately 63 basis points in the euro area, as a result of an outperformance of long-term bonds.

In the foreign-exchange market, the pronounced appreciation of the euro against the USD, mainly observed since the beginning of 2002, was maintained, reflecting inter alia the uncertainty surrounding the sustainability of U.S. large current account deficit, which reached 5.7% of GDP in 2004. In nominal terms the euro appreciated on average 7.7% against the USD, reaching $1.35 at the end of the year. The European single currency also appreciated in nominal terms against the yen and marginally against the sterling (approximately 3% and 0.3%, respectively). However, since the beginning of 2005, the euro has depreciated against the dollar. By the end of the first half of 2005, the euro stood at $ 1.21, which was on average 10.8% lower than its level at the end of 2004. Some of this depreciation occurred in May after the rejection by France and the Netherlands of the proposed constitution for the European Union.

Reserve Assets

Since the introduction of the euro, the ECB has taken responsibility for most members of the EMU’s foreign reserves, and foreign reserves are now managed on the basis of the euro area as a whole.

The following table sets forth Portugal’s international investment position (including its reserve assets) at the end of each year indicated.

INTERNATIONAL INVESTMENT POSITION

(End-of-period Positions)

	2000 (1)	2001	2002	2003	2004 E
	(euro in millions)
Monetary authority’s international investment position	15,352	16,490	15,693	19,718	12,052

Direct investment	0	0	0	0	0

Portfolio investment	6,621	6,189	5,690	10,809	9,828
Assets	6,621	6,189	5,690	10,809	9,828
Liabilities	0	0	0	0	0

Financial derivatives	0	(2)	7	4	0

Other investment	(6,599)	(6,810)	(6,884)	(1,242)	(6,354)
Assets	1,469	1,453	1,722	1,360	2,200
Liabilities (2)	(8,028)	(8,262)	(8,606)	(2,602)	(8,553)

Reserve Assets	15,289	17,112	16,879	10,146	8,578
Monetary gold (3)	5,716	6,144	6,219	5,493	4,779
SDR	58	70	72	72	76
Reserve position in IMF	339	427	427	425	323
Foreign exchange	9,177	10,471	10,161	4,156	3,400

(1)	In connection with the introduction of the euro, from 1999 the currencies being replaced by the euro were no longer considered as foreign currencies in the calculation of net asset reserves.

(2)	Reflecting the introduction in 1999 and increased use by Portuguese banks from 2000 of the TARGET (Trans European Automated Real time Gross settlement Express Transfer) system, whereby cross-border transactions for the accounts of these banks may be recorded as liabilities of the Bank of Portugal. The decrease in the liability position at year-end 2003 was due to temporary timing differences in the settlement of a significant amount of transactions through the TARGET system.

(3)	At market prices.

E	Estimate.

Source: Bank of Portugal.

Since 2002, the Bank of Portugal has changed the portfolio composition, reducing foreign exchange assets and increasing its portfolio investment. The monetary authority reduced its position in non-Euro denominated claims against non-Euro area residents (which are recorded as foreign exchange assets) and simultaneously increased its Euro-denominated claims and non-Euro denominated claims against Euro area residents (which are recorded as portfolio investment).

PUBLIC FINANCE

General

Portugal’s General Government is comprised of the Central Government, the social security system and the local authorities (including the Autonomous Regions of Azores and Madeira). Each of these entities has its own budget, although there is a network of transfers and subsidies between them. The Central Government, in turn, includes the State and the several Autonomous Funds and Services. The State comprises the various Portuguese ministries, all of which are mainly financed through the State budget. Autonomous Funds and Services together perform specialized functions in areas such as health care, defense and security, tourism and culture. They are entities with administrative and financial autonomy (which means they can authorize their own expenditure). The funding of Autonomous Funds and Services depends on their status: those whose status as such is defined by Constitutional Law and those that belong to the National Health Service receive their funding mainly through the State, while those that are regulatory or supervisory bodies receive their funding mainly through excise taxes.

Local authorities have a measure of financial autonomy and are responsible for the administration of activities related to local development and local public services. They are responsible for town planning, municipal cultural and sport facilities, waste disposal, water supply, civil protection, local transportation infrastructure and regulation of certain commercial activities. Local authorities have limited responsibilities in the areas of education, health and housing. Local government revenues include local taxes (e.g., property taxes, a surcharge on business taxes and VAT receipts from tourism), transfers from higher levels of government and revenues from user charges. The aim of the Fiscal Stability Law approved in August 2002 is to harmonize the Stability and Growth Program (SGP) targets with the budget. It establishes that Parliament is responsible for defining measures in the Annual Budget Law to apply to each general government sub-sector, and that these measures should be in harmony with SGP targets. These stability measures establish borrowing limits for and sums to be transferred to each sub-sector, and allow such amounts to be lower than those defined in the specific sub-sector financial law.

The Autonomous Regions of Azores and Madeira have separate legislative and administrative powers. The Portuguese budget law together with the Fiscal Stability Law limits the increase of their net indebtedness. The ability of the Autonomous Regions to engage in deficit financing is also limited by law.

The Constitution requires that the Government prepare a budget proposal every year for submission to Parliament. The proposal must set forth the projected revenues and planned expenditures of the State, the Autonomous Funds and Services and the social security budget. The budget proposal must also be accompanied by a detailed report reviewing the financial and economic position of Portugal, discussing proposed changes in tax policy, economic transfers and borrowing requirements and outlining the factors underlying the Government’s revenue and expenditure estimates. Once approved by Parliament, the implementation of the budget is supervised by the Audit Court (an independent body which supervises the conformity to law of public expenditures and examines the accounts) and by Parliament. The public enterprise accounts are separate and not included in the State budget, as the budgeting process for public enterprises takes place independently, although they can also be supervised by the Audit Court.

General Government and State Accounts

The following discussion does not reflect the overall revision of GDP figures published in August and September 2005. See footnote 1 to summary table on page 4.

The General Government deficit declined from 5.5% of GDP in 1995 to 2.8% in 1999. Until 1999, budgetary consolidation strengthened, mainly as a result of lower interest payments and stronger revenues fostered by the upswing of the economic cycle. In the following years, the deficit rose, due to the economic deceleration, lower than expected revenue, accounting methodological changes, and increased expenditure.

In 2000, the General Government deficit excluding one-off measures reached 3.4% of GDP. This was explained in part by a tax cut, namely to reduce the domestic impact of higher international oil prices, which in turn led to an intra-year spending freeze that was implemented to achieve budget targets. In 2000, the UMTS mobile phone license concession was sold, which accounted for 0.3% of GDP. This measure resulted in a decline of the deficit (after one-off measures) to reach 3.0% of GDP.

In 2001, the General Government deficit was 4.4% of GDP. This increase was due to rising expenditure and lower tax revenues than expected due to slower economic growth, but is also explained by methodological changes regarding the accounting of taxes and social contributions. Following the elections in 2002, a Commission named by the new Government reviewed the public accounts and implemented methodological changes mainly relating the recording of taxes and social contributions approved by the European Commission. These changes raised the General Government deficit by one percentage point of GDP in 2001.

From 2002 onwards, fiscal consolidation has been one of the major objectives of the Portuguese authorities. In July 2002, the Government took strict measures to reduce the deficit to below 3% of GDP. In November 2002, the ECOFIN Council adopted a recommendation on the existence of an Excessive Deficit in Portugal. However, as a result of the measures taken, the General Government deficit decreased to 2.9% of GDP by the end of 2002. Measures introduced to reduce the 2002 deficit included an increase of the standard VAT rate from 17% to 19%, restrictions on compensation of State employees, elimination of subsidies to interest payments on mortgages, adoption of a comprehensive health care reform to slowdown the growth in public health spending and restrictions on increases in Autonomous Funds and Services’ expenditures and municipalities’ indebtedness levels. Additionally, some significant one-time measures were introduced, including a tax amnesty, reintroducing of tolls on the Lisbon outer ring motorway and the sale of Portugal’s fixed telecommunications network infrastructure to Portugal Telecom. Excluding the one-off measures, the General Government deficit amounted to 4.5% of GDP and the cyclically adjusted balance was 4.4% of GDP.

Despite the economic recession in 2003, which had a strong effect on tax revenues and boosted social benefits expenditures, the General Government deficit increased only to 3.0% of GDP. In order to keep the deficit below the limit imposed by the Stability and Growth Program the Government took strict measures to cut primary current expenditures, including structural reforms, such as limiting the growth of transfers to the social security system as well as local authorities ability to borrow, supported by wage freezes for certain civil servants and restrictions on new public sector hiring. However, economic activity deteriorated against the anticipated scenario of moderate growth. The recession proved to be severe and tax revenues fell significantly short of the amounts planned in the budget. The Government therefore again made use of one-off measures, collecting additional revenues amounting to 2.5% of GDP mainly through the sale of tax credits to a financial institution and the transfer of the CTT (Post Office) pension fund assets to the social security sector. Despite the structural expenditure cuts achieved in 2003, excluding the one-off measures, the General Government deficit amounted to 5.5% of GDP and the cyclically adjusted balance reached 5.0% of GDP. The negative differential between the actual and the cyclically adjusted figure indicates that GDP growth did not meet the potential growth used for calculating the cyclically adjusted balance and assumed in the budget.

In 2004, the General Government deficit again reached 3.1% of GDP, and 5.4% of GDP excluding one-off measures. On the expenditure side, civil servants wages were again frozen. On the revenue side, one-off measures were again used to supplement revenues (principally the transfer of the pension fund assets of certain public owned enterprises amounting to 2.3% of GDP to the social security sector). Notwithstanding real GDP growth in 2004 of only 1.0% some progress in fiscal consolidation was achieved, mainly on the revenue side as a result of an increase in tax revenue, particularly in corporate income tax. On the expenditure side, a reduction in compensation of employees was largely offset by an increase in pension expenditures. Excluding the one-off measures, although the General Government deficit improved by 0.1 percentage points to 5.4% of GDP and the cyclically adjusted balance improved by 0.5 percentage points to 4.5% of GDP, both measures remained significantly in excess of the 3.0% reference rate.

The initial 2005 budget submitted by the previous Government was based on a projected GDP growth rate of 2.4% and foresaw temporary measures amounting to 1.4 percentage points of GDP. On this basis, the projected General Government deficit was 2.8% of GDP. Excluding one-off measures, the budget deficit was estimated to reach 4.2% of GDP. As part of its budget, the Government introduced further measures to fight against tax evasion and fraud and to rationalize the fiscal system. It also reduced certain taxes on personal income and eliminated certain tax benefits and aimed to make use of one-off measures to increase revenues (as it had in previous years).

The new Government, which took office in March 2005, appointed an independent commission chaired by the Governor of the Bank of Portugal to reassess the budgetary projection for 2005, in a scenario of no policy change. In May 2005, the commission published a report revising the GDP growth rate downwards to 1% and estimated the General Government deficit to reach 6.8% of GDP.

Immediately following the commission’s report, the Government presented a package of budgetary measures aimed at reducing the deficit and securing sustainability of public finances, as well as a revised Stability and Growth Program 2005-2009, to Parliament. In June of 2005, Parliament adopted a resolution which endorsed “the goals stated in the Stability and Growth Program, recognizing the need to reach: a GDP growth of 3% by 2009, a sharp reduction in General Government deficit from the current 6.8% of GDP (without additional measures) to a figure below 3% in 2008, and a reduction of public debt from the current 67% to 64.5% in 2009”. However, due to the current high level of public debt and the still sluggish growth outlook, the public debt ratio will continue to rise until 2007, when it will reach 68% of GDP. The Parliament also supported “the measures aiming at restraining public current primary expenditure, without losing track of the goals of achieving economic growth and job creation”. The Parliament urged the Government to assure “that fiscal consolidation is achieved through structural reforms, without recourse to one-off revenues or creative accounting”.

The Stability and Growth Program (SGP) states and quantifies the expected effects of the measures announced by the Government. In addition to the measures already implemented in 2005, further measures are planned (and will be necessary) to achieve further reductions in future years. The direct effects of these measures are expected to contribute to a cumulative reduction of the General Government deficit in the 2005-2009 period by 4.1 percentage points of GDP in constant prices of 2005. Furthermore, the cumulative effects of the Program’s measures are expected to increase revenue by 2.4 percentage points of GDP and to reduce expenditures by 2.3 percentage points of GDP by the end of the 2005-2009 period. These forecasts are based on projected GDP growth of 0.8% in 2005, 1.4% in 2006, 2.2% in 2007, 2.6% in 2008 and 3% in 2009. GDP growth forecasts are inherently subject to significant uncertainties and to factors outside of the control of the government, including, among others, risks relating to lower than expected external demand and rising oil prices. Currently, the GDP growth rate for 2005 is expected to be only 0.5%, compared to a 0.8% forecast in the SGP. At a GDP growth of 0.5%, the General Government deficit is estimated to reach 6.4% of GDP in 2005. In a scenario with 1 percentage point less in external demand growth than assumed for the 2005-2009 period, the General Government would decrease under 3% of GDP only by 2009.

The measures on the revenue side include (quantified in percentage points of GDP in 2009): fighting tax evasion (0.5 percentage points of GDP), diminishing tax benefits (0.3 percentage points of GDP) and increasing rates or tax base (1.5 percentage points of GDP), including the increase of 2 percentage points of the VAT standard rate with effect from July 2005 onwards (0.6 percentage points), the increase of tax on oil products (to 2.5 cents per liter on average per year, between 2006 and 2008) and the tobacco tax (by 15%, in nominal terms, per year between 2006 and 2009). On the expenditure side, measures include the reduction of social security expenditure and compensation of employees (each amounting to 1.0 percentage points of GDP), the disposal of State-owned real estate, and savings on expenditure related to medicines (both in 0.1 percentage points). The Government also plans to increase public investment that is not co-financed by the EU by an average annual growth of 15%, which is expected to contribute to an increase of deficit of 0.6 percentage points of GDP in 2009.

In June 2005, the Parliament passed an amendment to the 2005 Budget Law. According to the new revised budget, the Government intends to increase its tax revenues, including social security contributions (0.5 percentage points). Specifically, the Government expects higher tax revenues from an increase in indirect taxes resulting from tax changes (such as the increase of the standard VAT rate from 19% to 21%). This increase in indirect tax revenues is expected to be partially offset by a decline in direct taxes revenues (due to the decrease in the corporate income tax rate) and social contributions. The increase of total revenue also includes sale of assets and one-off revenues amounting to 0.4 percentage points of GDP. Total expenditures are expected to increase by 0.9 percentage points of GDP, mainly due to an increase in social transfer payments (amounting to 0.7 percentage points of GDP). Other expenditure items are also expected to grow, with the exception of subsidies. The revised budget estimates a General Government deficit of 6.2% of GDP for 2005, which is in line with the targets set in the Stability and Growth Program. Excluding the one-off measures, the General Government deficit is expected to increase by 1.4 percentage points to 6.6% of GDP (6.4% based on the new GDP figures) and the cyclically adjusted balance is expected to increase by 1.0 percentage point to 5.5% of GDP.

Following the overall revision of GDP figures published in August and September 2005, the Government revised its estimate for the 2005 General Government deficit to 6.0%. See footnote 1 of the summary table on page 4.

See “The Economy – Economic Convergence with the EU” for a description of the excessive deficit procedure instituted by the EU against Portugal.

The following table summarizes the main categories of revenue and expenditure at the State and General Government levels for the years presented.

GENERAL GOVERNMENT AND STATE ACCOUNTS (1)

	2000 (2)		2001 (2)		2002 (2)		2003 (2)		2004 (2)(3)		2005 (2)(4)
	State	General Gov.	State	General Gov.	State	General Gov.	State	General Gov.	State	General Gov.	State	General Gov.
	(euro in millions)
1. Taxes on production and imports	13,620.6	16,490.3	14,475.3	17,469.1	15,980.0	19,222.6	17,100.4	20,402.2	16,970.6	20,344.5	18,659.5	22,112.9
2. Current taxes on income and wealth	11,291.0	12,015.5	11,383.5	12,129.7	11,788.5	12,573.8	11,274.8	12,041.5	11,443.7	12,394.8	11,637.3	12,596.9
3. Social contributions	953.5	13,682.3	1,016.1	14,737.5	1,101.5	15,872.3	1,180.3	16,749.7	1,160.0	17,576.1	1,146.6	17,907.4
4. Of which: actual social contributions	81.1	12,635.7	96.1	13,608.6	97.7	14,613.0	92.9	15,334.2	94.4	16,124.7	100.0	16,456.8
5. Sales	463.3	3,199.1	449.9	3,155.4	501.7	3,293.1	548.5	3,532.1	574.7	3,200.0	559.7	3,351.2
6. Other current resources	1,071.0	2,000.6	1,163.6	2,138.4	1,539.6	2,679.1	1,588.6	2,377.0	1,818.2	2,729.8	1,175.4	2,061.5
7. Total current resources (1+2+3+5+6)	27,399.4	47,387.8	28,488.5	49,630.1	30,911.3	53,640.9	31,692.6	55,102.5	31,967.1	56,245.3	33,178.4	58,029.9

% of GDP	23.7	41.0	23.2	40.5	24.1	41.8	24.3	42.2	23.7	41.6	23.7	41.4
8. Intermediate consumption	1,162.7	5,211.4	1,339.0	5,532.5	1,110.4	5,623.2	1,228.3	4,929.4	1,293.9	5,447.9	1,449.8	5,723.2
9. Compensation of employees	9,517.8	17,328.8	10,071.1	18,516.0	10,966.4	19,906.6	11,585.0	19,697.1	12,056.4	20,432.0	12,596.1	21,208.0
10. Social benefits	1,236.6	16,500.3	1,300.3	18,000.1	1,452.7	19,770.3	1,504.6	22,678.1	1,176.8	24,169.5	1,165.4	25,890.1
11. Interest (5)	3,621.5	3,680.2	3,760.8	3,881.7	3,889.0	3,894.2	3,828.3	3,807.6	3,839.2	3,831.9	4,185.7	4,132.1
12. Subsidies	708.3	1,448.1	787.4	1,695.8	878.1	2,004.8	974.4	2,110.3	746.9	2,160.8	788.6	2,398.1
13. Other current expenditure	11,713.6	2,356.4	12,624.9	2,680.5	14,375.5	2,771.3	14,717.0	3,348.0	16,862.2	3,325.7	19,197.8	3,702.0
14. Total current expenditure (8+9+10+11+12+13)	27,960.5	46,525.3	29,883.4	50,306.5	32,672.1	53,970.5	33,837.6	56,570.6	35,975.4	59,367.7	39,383.5	63,053.5

% of GDP	24.2	40.3	24.4	41.0	25.4	42.0	25.9	43.3	26.6	44.0	28.1	45.0
15. Gross saving (7-14)	(561.1)	862.5	(1,395.0)	(676.4)	(1,760.8)	(329.6)	(2,145.0)	(1,468.1)	(4,008.3)	(3,122.4)	(6,205.1)	(5,023.7)

% of GDP	(0.5)	0.7	(1.1)	(0.6)	(1.4)	(0.3)	(1.6)	(1.1)	(3.0)	(2.3)	(4.4)	(3.6)
16. Capital transfers received	256.8	1,657.0	288.6	2,179.6	364.3	2,338.4	601.5	3,672.1	245.8	5,119.7	184.8	2,164.6
17. Total receipts (7+16)	27,656.1	49,044.8	28,777.1	51,809.7	31,275.7	55,979.3	32,294.1	58,774.6	32,213.0	61,365.0	33,363.3	60,194.5

% of GDP	23.9	42.4	23.5	42.3	24.3	43.6	24.7	45.0	23.8	45.4	23.8	43.0
18. Capital expenditures (19+20)	3,105.5	5,996.9	3,834.3	6,922.9	2,422.3	5,770.5	3,403.4	4,929.9	3,545.7	6,225.9	3,326.5	5,882.3
19. Gross fixed capital formation	587.0	4,585.3	572.0	4,992.0	515.4	4,793.2	505.8	4,588.8	511.0	4,397.0	389.3	4,659.6
20. Other capital expenditure (6)	2,518.5	1,411.6	3,262.2	1,930.9	1,907.0	977.3	2,897.6	1,498.9	3,034.8	1,828.8	2,937.2	1,222.7
21. Total expenditure (14+18)	31,066.0	52,522.2	33,717.7	57,229.4	35,094.4	59,740.9	37,241.0	62,658.3	39,521.1	65,593.6	42,710.0	68,935.8
% of GDP	26.9	45.5	27.5	46.7	27.3	46.5	28.5	48.0	29.3	48.6	30.5	49.2
22. Net lending (+)/net borrowing (-) (17-21)	(3,409.8)	(3,477.3)	(4,940.6)	(5,419.7)	(3,818.8)	(3,761.6)	(4,946.9)	(3,883.6)	(7,308.2)	(4,228.6)	(9,346.8)	(8,741.4)

% of GDP	(3.0)	(3.0)	(4.0)	(4.4)	(3.0)	(2.9)	(3.8)	(3.0)	(5.4)	(3.1)	(6.7)	(6.2)
23. Primary Balance (22+11)	211.7	202.9	(1,179.8)	(1,538.1)	70.2	132.5	(1,118.6)	(76.0)	(3,468.9)	(396.7)	(5,161.0)	(4,609.3)

% of GDP	0.2	0.2	(1.0)	(1.3)	0.1	0.1	(0.9)	(0.1)	(2.6)	(0.3)	(3.7)	(3.3)
Memorandum: Final Consumption expenditure	10,849.8	23,540.5	11,557.8	25,362.7	12,221.6	27,058.3	12,898.8	27,180.3	12,962.7	29,478.5	13,681.4	30,671.4

(1)	Source: Report on Government Deficits and Debt Levels, dated August 2005. Calculated according to the European System of National and Regional Accounts 1995 (ESA 95), which calculates tax revenues on an accrual basis. Revenues from the privatization process are not included in General Government or State accounts. See “The Economy – Role of the State in the Economy and Privatizations”.

(2)	Figures do not reflect the overall revision of GDP figures. See footnote 1 to summary table on page 4.

(3)	Most recent estimate.

(4)	Planned.

(5)	The results of swap and FRA (fixed rate agreement) operations are considered as non-financial operations and are recorded in expenditure as interest.

(6)	Other capital expenditures in 2000 include the UMTS mobile phone license concession receipt.

Source: National Statistical Institute and Ministry of Finance.

Revenue

Portuguese taxes include both direct and indirect taxes. After the tax reforms of the late 1980s, direct taxes comprise mainly the Personal Income Tax (IRS) and the Corporate Income Tax (IRC). The main indirect taxes are the Value Added Tax (IVA) and the Tax on Petroleum Products (ISP).

STATE TAX REVENUE (1)

	2000	2001	2002	2003	2004	2005 (2)
	(euro in millions)
Direct taxation	11,316.2	11,337.6	11,897.9	11,255.1	11,307.9	11,411.0
Personal	6,739.8	7,163.5	7,258.4	7,379.4	7,398.1	7,7750.0
Corporate	4,469.7	4,077.0	4,430.8	3,768.1	3,891.8	3,440.0
Other	106.7	97.1	208.7	107.6	18.0	221.0
Indirect taxation	14,372.9	14,842.9	16,611.0	17,338.1	17,074.5	18,872.0
Tax on petroleum products (ISP)	2,114.4	2,145.9	2,745.4	2,946.4	2,963.5	3,078.0
Value-added tax (IVA)	8,672.6	8,966.0	9,956.6	10,562.0	10,340.7	11,550.0
Motor vehicle tax (IA)	1,205.1	1,193.2	1,150.4	985.1	1,121.2	1,164.0
Tobacco tax (IT)	1,034.0	1,065.3	1,159.6	1,223.9	1,027.0	1,250.0
Stamp tax	1,034.5	1,145.6	1,219.3	1,349.5	1,368.9	1,495.0
Other taxes	312.2	326.8	379.7	271.1	253.2	335.0
Total	25,689.1	26,180.5	28,508.9	28,593.2	28,382.4	30,283.0

(1)	Calculated on a public accounts basis, which reflects cash income from taxes. Revenues from the privatization process are not included in General Government or State accounts. See “The Economy – Role of the State in the Economy and Privatizations”.

(2)	Planned.

Source: Ministry of Finance.

In recent years, the Government has implemented measures aimed at increasing the efficiency of its tax collection effort, reducing tax fraud and tax evasion, limiting the use of various tax benefits and increasing taxpayer compliance.

The restructuring of the tax system initiated in 2002 and further developed in the following years included: (i) a global review of property taxes, (ii) fair and effective application of tax policy as a way to reduce tax evasion and the parallel economy by prohibiting concessions of tax benefits or incentives to those convicted of tax crimes, (iii) the introduction of a new audit regime focusing on all firms or individuals claiming net losses, and (iv) the improvement of the relation between tax administration and taxpayer by simplifying procedures and accelerating decision making.

The main corporate tax rate on profits was reduced from 34% to 32% in 2000 and further reduced to 30% in 2002. The 2004 budget included a further corporate tax reduction to 25% as a measure to promote investment and to help enterprises to increase competitiveness. The full impact on revenue of this reduction will be shown only in 2005 revenues. Personal income taxes in Portugal are fixed at seven progressive rates ranging from 10.5% (until 2005 this minimum rate was 12%) for annual taxable income below EUR 4,351 to 42% for annual taxable income in excess of EUR 60,000.

In 2003, a new law, which permits cooperation between tax authorities and the police regarding tax information considered useful for criminal investigation, was introduced to fight tax evasion and fraud. Moreover, a reform on the taxation on assets was introduced aiming at the establishment of a simple and fair system of real estate evaluation, which is expected to increase efficiency in the battle against fraud and widen the tax basis. In 2004, a new supervision system was introduced, which allows the monitoring of individual debtors by kind and amount of debt.

In 2004, a real-estate tax reform took place that will allow an increase on tax revenue as soon as house values are updated. This reform abolished the transaction real-estate tax and successions and donations tax, which will also be partially offset by the introduction of a stamp tax.

In 2005, the new Government has adopted additional measures with the aim to tackle tax evasion and improve the efficiency of tax administration. These measures include:

•	implementation of effective mechanisms to prevent the «laundering» of dividends by way of operations to park holdings or rights related to these holdings through agreements drawn up between entities subject to IRC and entities that are exempt or have a favorable tax regime,

•	introduction of stamp tax for cash gifts,

•	publication of a list of companies with outstanding tax or social contributions debt, as well as the periodic disclosure of companies with the larger amounts of tax and social contributions paid and also of individual taxpayers’ gross annual income,

•	allowance of access to the taxpayers’ bank information in situations where a high likelihood of fraud and tax evasion exists,

•	improvement of the cross-checking of information among tax administration and other public bodies,

•	implementation of an action plan to minimize the losses of tax delinquencies due to the running of the statute of limitations,

•	promotion of voluntary compliance by citizens with their tax obligations through persuasive actions, namely personalized warnings sent to taxpayers with tax arrears or assets subject to seizure and foreclosure proceedings,

•	implementation of a software to allow automatic claim to be made when an income tax declaration of IRC or IRS have not been duly filed,

•	introduction of a system of automatic compensation of balances among tax arrears and reimbursements (of overpaid tax) among the different taxes.

Also in 2005, the standard VAT rate was increased from 19% to 21%.

The 2006 budget currently being prepared by the Government provides for an additional tax bracket for annual incomes above EUR 60,000, with a marginal rate of 42%, and further limitations of tax benefits. From 2006 onwards, the Government plans to increase the fuel tax by 7.5 cents per liter and tobacco tax by 15% annually.

Expenditure

The functional classification of state expenditures shows that between 2000 and 2004 the biggest increases occurred in social security and social benefits expenditures. Social security and social benefits expenditures represented 18.5% of total expenditures in 2004, and are expected to represent 20% in 2005, compared to 15.4% in 2000. Health services expenditures, as percentage of total expenditures, have also increased from 17% in 2000 to 20.8% in 2004, and are expected to increase to 22% in 2005.

The following table shows the main categories of State budget expenditure for the years indicated.

STATE EXPENDITURE BY FUNCTIONAL CLASSIFICATION (1)

(Public Accounts Basis)

	2000	2001	2002	2003	2004	2005 (2)
	(euro in millions)
Interest payments	3,525.5	3,765.6	3,827.6	4,030.4	3,741.4	4,047.7
Education services	6,064.4	6,575.7	7,276.7	7,005.0	7,132.1	7,317.7
Health services	5,271.3	5,772.1	8,061.5	6,329.1	8,454.0	9,505.6
Defense	1,707.4	1,753.3	1,728.6	1,683.9	1,871.6	1,813.6
Social security and social benefits	4,751.5	4,798.4	5,999.1	6,303.1	7,518.7	8,637.4
Public works and housing, transportation and communications	1,700.4	1,742.3	1,478.6	1,884.2	1,761.5	1,997.8
Agriculture and fishing services	615.0	676.4	724.2	645.0	874.5	571.9
Industry and trade services	301.8	447.4	523.6	207.6	67.3	35.8
Intra-budgetary transfers	3,449.2	3,669.7	4,046.3	4,046.3	3,360.1	3,992.3
Other expenditure	3,560.4	3,799.8	3,835.5	4,376.0	5,866.5	5,168.7

Total	30,946.9	33,000.7	37,044.7	36,510.6	40,647.7	43,088.8

(1)	Excludes the allocation of privatization proceeds and financial assets and liabilities.

(2)	Planned.

Source: Ministry of Finance.

Transfers between Portugal and the European Union

Portugal has been the recipient of significant transfers of EU funds since 1986. Through its EU membership, Portugal has access to structural funds from the EU budget for the financing of regional development projects (for which almost the entire country is eligible), infrastructure improvements, enterprise modernization, research and development, and training. The most important of these EU funds are the European Regional Development Fund, the European Agricultural Guidance and Guarantee Fund, the European Social Fund and the Cohesion Fund. In 2004, net transfers from the EU represented 2.15% of GDP. Portugal expects to receive positive net transfers from the EU through 2006.

Transfers from Portugal to the EU have remained stable in recent years, although they recorded a slight increase in 2004 due to an increase in the VAT rate and related revenue, a portion of which is transferred to the EU. Transfers from the EU to Portugal began declining significantly in 1999 and reached a low of Euro 2.8 billion in 2001. Since then, transfers have recovered. The reduction in Regional Fund transfers in 2004 resulted mainly from a change in the EU regulations determining how transfers are recorded and resulted in a temporary lag between capital expenditures made by the Portuguese government and the actual receipt of the corresponding capital transfers from the EU. Portugal expects to receive almost 72% of the total transfers for these expenditures from the structural funds by the end of 2005, and as a result EU transfers are expected to be higher in 2005 than in 2004.

For 2005, transfers from the EU to Portugal are estimated to reach EUR 4,699 million and transfers from Portugal are estimated to amount to EUR 1,496 millions.

PUBLIC TRANSFERS BETWEEN PORTUGAL AND THE EU

	2000	2001	2002	2003	2004
	(euro in millions)
From Portugal to the EU	1,299	1,254	1,365	1,285	1,506
Financial contribution (1)	1,095	1,066	1,220	1,158	1,341
Customs and leveling duties	199	182	143	123	162
Other payments	5	5	3	4	3
From the EU to Portugal	3,216	2,775	3,764	4,913	4,404
Agricultural fund (FEOGA – Guarantee) (2)	653	875	758	850	823
Structural funds	2,306	1,408	2,482	3,672	3,090
Agricultural fund (FEOGA – Guidance) (2)	316	40	265	291	362
Regional fund (FEDER) (3)	1,482	924	1,562	2,618	1,995
Social Fund (FSE) (4)	509	444	654	765	732
Cohesion Fund	117	442	395	266	317
Other	140	50	129	125	174
Net transfers received by Portugal	1,917	1,521	2,399	3,628	2,898
Memorandum item:
Net EU transfers as per cent GDP	1.66%	1.24%	1.87%	2.78%	2.15%

(1)	Contributions based on GDP, VAT resources and contributions to the European Investment Bank (EIB).

(2)	European Agricultural Guidance and Guarantee Fund.

(3)	European Regional Development Fund.

(4)	European Social Fund.

Sources: Bank of Portugal

The Welfare System

The welfare system in Portugal comprises the social security system (largely transfer payments such as payments to the elderly and disability payments), the National Health Service (an organized group of institutions that provide health care services and are supervised by the Health Ministry), unemployment benefits and employee benefits paid to civil servants (included in the Central Government’s wage bill).

Due to the relative youth of the Portuguese social security system, it is in better financial condition than many of its European counterparts. However, expanded insurance coverage and demographic trends have led to rapid growth in expenditures over the last ten years, particularly in old-age payments. As a result, various measures have been implemented to eliminate the social security structural deficit, including increases in contributions by self-employed individuals, an increase of the retirement age for women, extension of the minimum contribution period and changes in the method for calculating pensions (increasing the contribution period and decreasing the rate at which benefits are accrued each year). As a result of these measures, Portugal has had a balanced social security budget in each year since 1995 with the exception of 2001.

A new Basic Law on Social Security was approved by the Parliament in 2000 and further modified in 2002. The four main changes introduced were: (i) gradually bringing the existing set of minimum pensions to the level of the minimum wage by 2007, (ii) modifying the formula for calculating pensions to include all wage levels paid while contributing, rather than only the ten years with the highest wages, (iii) encouraging privately funded pension schemes above a certain income threshold via a tax deducting scheme, and (iv) penalizing early retirement.

In 2005, the new Government announced new rules concerning the retirement of civil servants employed before September 1, 1993 (the rules for those employed after this date are the equivalent to those of the private sector), whereby the legal retirement age for public servants will rise by six months per year from 60 to 65 during the period from 2006 to 2015. Additionally, the numbers of years of service needed to receive a full pension will be extended in stages from 36 to 40 years during the period 2006 to 2013.

The Government plans to take further measures beginning in 2006 to gradually harmonize the social security regimes, in particular between the public service scheme (Caixa Geral de Aposentações, CGA) and the private sector system, by increasing the public employees retirement age by six months each year until reaching 65 years.

Also in 2006, the Government intends to increase the reference wage used by self-employed persons to compute their minimum contribution (except for agricultural workers and self employed persons who in fact have low earnings) and to eliminate the reduced rates (20% below the normal rate) of employers’ social contributions to CGA and to temporarily suspend the early retirement provision that exists in the law (except in case of disability).

Measures that are intended to assure the Sustainability of the National Health Service include:

•	Abolishing the 10% State subsidy for generic medicines;

•	Reducing of the State subsidy on certain medicines from 100% to 95% (the chronically ill with an income equivalent to the national minimum wage or less will continue to be fully reimbursed), of the price of cost-shared medicines and of the wholesale and retail sale margins for medicines;

•	Promoting of a new control system to check third-party invoices and to effectively reduce waste and fraud in SNS;

•	Fighting fraud and abusive use of additional subsidization of medicines for low income pensioners;

•	Setting objectives to reduce hospitals’ expenditures, freezing 5% of the estimated expenditure excluding compensation of employees; and

•	Identifying and evaluating the health care sector real estate with the aim of making proposals to promote their efficient use.

PUBLIC DEBT

Debt Management and Objectives

In the second half of the 1990s, and in anticipation of Portugal’s integration in the European Monetary Union, a series of important reforms took place that aimed to develop conditions for a more efficient management of public debt in this new environment. These reforms included, at the institutional level, the creation of an autonomous debt agency – the IGCP – in 1996. The IGCP has the authority to issue and manage all of Portugal’s direct public debt, both internal and external. Prior to the creation of the IGCP, internal and external debt was managed by separate entities within the Ministry of Finance.

The strategic objectives to be pursued in government debt management and State financing are set forth in the Public Debt Law adopted in 1998 (Law nº 7/98 of February 3), which states that these activities should aim to guarantee the financial resources required for the execution of the State budget and be conducted in such a way as to:

•	Minimize the direct and indirect cost of public debt on a long-term perspective.

•	Guarantee a balanced distribution of debt costs through the several annual budgets.

•	Prevent an excessive temporal concentration of redemptions.

•	Avoid excessive risks.

•	Promote an efficient and balanced functioning of financial markets.

The minimization of debt cost was already an implicit objective of debt management before the adoption of the new Law. Its publication, nevertheless, has been an important step as it formalized these objectives, clarified that the minimization of cost should be pursued on a long-term perspective and introduced an explicit reference to risk limitation, namely in what concerns refinancing risk and the volatility of debt cost over time.

The Guidelines for Debt Management, in force since 1999, adopted a model for risk management and translated the strategic objective of minimizing the debt costs into the definition of a benchmark which, since then, has been the reference for debt management.

In order to improve further Government financing conditions and to respond to the challenges posed by a single currency in the euro zone, a broad reform of the public debt secondary market was initiated in 1999 with the objective of increasing its efficiency and enhancing Portuguese debt competitiveness and tradability. See “Monetary System — The Financial Sector”. In line with these objectives, and following the integration of debt markets which took place at the start of the third stage of EMU, the IGCP’s financing strategy outlined for 2001 took into consideration the trends in the euro Government debt market and, in particular, the growing need to increase the size of new debt issues and to improve the efficiency of the secondary market so as to promote liquidity.

Financing was primarily oriented towards the development of a sufficiently liquid medium- and long-term fixed-rate Government bond market in currencies of the euro area. With this objective, the range of financing instruments used was reduced and the issuance of Treasury bills inter alia was suspended in 1999. Borrowing needs were mainly met through the issuance of a limited number of series of fixed-rate Treasury Bonds (OT) per year (one or two) in a limited range of maturities, namely 5 and 10 years. This process was accelerated as from 2001 with the buyback of old illiquid issues and their refinancing through the issuance of OT. In the period 2001-2004, the IGCP bought back an annual average of EUR 1.3 billion of less liquid debt instruments, in transactions that included exchange-offers, reverse auctions and bilateral transactions.

As from 2003, the development of a short-term segment became part of the objective of offering a standard yield curve, along with the regular issuance of OT. Hence, the share of medium- and long-term debt in total debt

(after swaps), excluding savings certificates, which had increased to 97.3% in 2002, decreased to 91.6% in 2003 due to the launch of the Treasury bill program in this period, while the share of fixed rate debt of total debt increased from 73.4% in 2002 to 89.9% in 2003. The percentage of debt denominated in currencies that became sub-units of the euro on January 1, 1999 (including the escudo) increased from 95% in 1998 to 98.6% in 2003. Further, public debt denominated in euro (or in sub-units of the euro), after swaps, increased from 99.4% in 2001 to 99.98% in 2003.

In 2004, the structure of the benchmark portfolio was again evaluated and further adjusted. The new structure has a lower implicit average duration and favors medium- and long-term financing.

Structure of Debt

Since the adoption of the euro, foreign currency risk no longer exists for Portuguese public debt denominated in currencies of the member states of the EMU, which for the original member states became sub-units of the new single unified currency on January 1, 1999. As a result, as of 1999 foreign (external) and domestic (internal) State direct public debt are calculated in terms of non-euro-denominated and euro-denominated State direct public debt, respectively, with the euro zone now corresponding to the domestic (internal) market for Portuguese public debt. At the end of 2004, total State direct public debt, calculated on a public accounts basis, totaled EUR 90,739.1 million, or 67.2% of GDP. Euro-denominated State direct public debt accounted for EUR 90,368.1 million at the end of 2004, or approximately 66.9% of GDP. General Government debt calculated in accordance with the Eurostat criteria (used in the Excessive Deficit Procedure report) was EUR 83,757.1 million, representing 62% of GDP.

The table below sets forth the amount of General Government debt as a percentage of GDP at the end of each of the years indicated.

GENERAL GOVERNMENT DEBT

	2000	2001	2002	2003	2004
	(euro in millions, except for percentages)
Total State direct public debt (1)	66,175.5	72,450.1	79,474.7	83,377.0	90,739.1
% of GDP (2)	57.3	59.1	61.9	63.9	67.2
Euro-denominated State direct public debt (1)	62,239.1	67,532.8	76,810.3	82,208.1	90,368.1
% of GDP (2)	53.9	55.1	59.8	63.0	66.9
Non-euro-denominated State direct public debt (1)	3,936.4	4,917.2	2,664.4	1,168.9	371.0
% of GDP (2)	3.4	4.0	2.1	0.9	0.3
General Government debt (Eurostat definition) (3)	61,566.4	68,465.9	75,141.5	78,321.0	85,757.1
% of GDP (2)	53.3	55.9	58.5	60.0	62.0

(1)	On a public accounts basis and before swaps.

(2)	Figures do not reflect the overall revision of GDP figures. See footnote 1 to summary table on page 4.

(3)	Calculated according to the Excessive Deficit Procedure formula (Eurostat definition). General Government debt calculated in accordance with the Eurostat criteria differs from total State direct public debt as calculated on a public accounts basis in terms of scope and instruments in that the scope of the former includes autonomous funds and services, social security and local and regional government debt, and, with respect to instruments, includes coins, interest on deep-discounted bonds (such as Treasury bills and Euro-Commercial Paper) but excludes accrued interest on savings certificates.

Source: Ministry of Finance and IGCP.

The following table sets forth the anticipated redemption schedule in respect of Portugal’s medium and long-term State direct public debt for each of the years indicated.

REDEMPTION SCHEDULE

(Medium and Long-term Debt) (1)

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	After 2015
	(euro in billions)
Internal (euro-denominated) debt	7.44	7.38	8.17	7.81	5.20	5.15	5.26	5.07	5.04	5.00	0.00	0.13
External (non-euro-denominated) debt	0.00	(0.21)	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.23
Total Redemptions	7.44	7.16	8.17	7.81	5.20	5.15	5.26	5.07	5.04	5.00	0.00	0.36

(1)	Redemption schedule at December 31, 2004 using exchange rates of the same date. Includes swaps outstanding on December 31, 2004.

Source: IGCP.

Euro Debt

During 1998, access to auctions was extended to foreign banks with a significant distribution capacity in order to create an international network for the distribution of Portuguese debt. The revision of the regulatory framework of the specialized primary dealers (OEVT) permitted the inclusion of six foreign banks representing the major markets deemed by the IGCP as preferential markets. In 1999, a second tier of primary dealers was created – other auction participants (OMP) – with lesser duties, to allow the development of a track record, to permit access to the group of OEVT and to widen the distribution network of Portuguese Government debt.

After the introduction of the euro, sovereign debt management became a competitive activity and liquidity has become one of the most – if not the most – important factor behind the yield spreads of sovereign debt in the euro zone, especially for small issuers like Portugal. Seeking to attain a reasonable size for the OT benchmarks, in order to favor their liquidity, only two lines of OT – 5 and 10 years – were issued in 1999, and their first tranches were of an amount (1.5 billion euro) over 10 times the size of the regular auctions held in 1998. In order to achieve a reasonable starting size and a broad investor distribution, the placement of the initial tranches of these new series was made through syndicates of OEVT, and were followed with regular auctions throughout the year. The total outstanding amount of the 10-year OT line reached the five billion euro threshold required for admission to the EuroMTS electronic trading platform in November 1999, and the 5-year OT line reached an outstanding amount of 3.5 billion euro. Issuances of OT in 2000 were concentrated in two lines, one bearing interest at 5.85% and maturing in 2010 and the other bearing interest at 5.25% and maturing in 2005. The new OT lines were launched via syndication with relatively high initial amounts — OT 2010 with EUR 2.5 billion and OT 2005 with EUR 1.5 billion; both were subsequently increased through auctions and reached EUR 5.1 billion and EUR 2.5 billion, respectively. 87% of 1999 borrowing and 98.4% of 2000 borrowing (excluding promissory notes) was incurred directly in euro, the remainder being swapped back into this currency, while approximately 70% of funding in each of 1999 and 2000 was raised via issuances of OT (about two-thirds of OT in 1999 and 100% of OT in 2000 were placed through auctions).

The issuance of fixed-rate Treasury Bonds (OT) continues to be the main source of the State’s financing but its share in total funded debt has decreased over the last years. OT issuances reached 65.7% of the total issuance of funded debt in 2001, 78.6% in 2002, 52.3% in 2003 and 32% in 2004).

As foreseen in the Financing Program for 2001, a new 10-year OT was opened – OT 5.15% June 2011 – of which EUR 5,258 million were issued; the OT 5.25% October 2005 and OT 3.625% August 2004 were reopened, of which EUR 1,911 million and EUR 1,475 million, respectively, were issued. The new 10-year benchmark was launched in March, via syndicate, with an initial amount of EUR 2 billion. The choice of a syndicated placement made it possible to ensure a wide diversification, both geographically – especially within the European Union, where approximately 94% of the new bonds were placed – and by investor type. Through the monthly auctions subsequently held, an amount outstanding of EUR 5.2 billion was achieved in August and this security started being traded under market-making obligations in EuroMTS, acquiring the status of euro area benchmark. In June, and in connection with the buyback program, the OT 3.625% August 2004 was reopened with a EUR 600 million auction. Following an additional auction in July, this line reached an amount outstanding of EUR 5 billion and was also admitted to trading on EuroMTS. The OT 5.25% October 2005 was reopened in a first auction held in February and in two additional auctions in October and November. Subsequently to this last auction, this OT started being traded on EuroMTS, the outstanding amount having reached the EUR 5 billion threshold with an auction held in early 2002.

Two new OT series with maturities of five years and ten years were issued in 2002. The offerings were launched through a banking syndicate and subsequently reopened via auction until they reached an amount outstanding of EUR 5 billion each. The OT 5.45% September 2013 was reopened and its amount outstanding was increased to EUR 5 billion to make listing on EuroMTS possible.

Gross issuance of OT totaled EUR 7.6 billion in 2003 and two new series were opened: EUR 5.1 billion was issued of an OT maturing in 2006 (3 years) and EUR 2.5 billion was issued of another OT maturing in 2014 (long 10 years). Both series were launched via syndicated deals with the Primary Dealers in an amount of EUR 2.5 billion each (approximately 50% of the final size of each series). Besides offering the new bonds a minimum liquidity level right from the start, the syndicated placement and the large amount issued made it possible to manage the quality and diversification of the investor base and to increase the visibility of the issue. As announced to the market in December 2002, the OT 3% July 2006 was launched near the end of the first quarter (March 19). Subsequent auctions in May, June and July increased the outstanding amount of this OT to the EUR 5 billion target.

Gross issuance of OT totaled EUR 6.7 billion in 2004. After the launch of a 10-year benchmark (OT 4.375% June 2014) at a volume of EUR 2.5 billion in October 2003, this series was reopened via auction in March, May and June 2005, which its outstanding to the EUR 5 billion threshold. The remaining borrowing needs were met with the launch of OT 3.25% July 2008 in July 2004. The decision to issue a new series maturing in 2008 was related to the fact that this was the only maturity of the Portuguese Government yield curve from 2 to 10 years in which there was no liquid OT with benchmark status. In line with the strategy that has been followed over the last few years, this OT was launched through a syndicate deal of EUR 2.5 billion with all Primary Dealers. This OT was subsequently reopened via auction – in September and November 2004 – reaching an outstanding of EUR 5 billion in a final auction held in January 2005.

In January 2005, there were 8 Portuguese Government debt issues traded on the EuroMTS market.

In 2003, a new BT – Treasury bills program was launched within the framework of a project designed to create a liquid and efficient international market for these securities so as to support the issuance of BT as a structural source of State funding and to obtain more favorable financing costs in the short-term segment. The BT issuance program started in July, with 7 auctions being held until December, through which a total nominal amount of EUR 4.2 billion was placed with maturities ranging from 3 to 12 months. By year-end, the 3 BT series announced for had been launched: BT 19 March 2004, BT 23 July 2004 and BT 19 November 2004. A total of 21 BT auctions were held in 2004 and the gross nominal amount placed in these auctions was EUR 11.8 billion. Given that redemptions of BT amounted to EUR 5.8 billion, the net contribution of this instrument to the year’s financing totaled EUR 6 billion in nominal terms.

As from 2004, very short-term Treasury needs were met via the repo market, as an alternative to Euro Commercial Paper (ECP). In comparison to the ECP program, the repo market has a clear advantage in terms of depth, liquidity and flexibility. The first repo transaction took place in August with the redemption of OT 3.625% August 2004, and by year-end the total of these transactions amounted to EUR 4.7 billion. Although both OT and

BT can be used as collateral for financing repos, in 2004 only BT were used due to their neutral effect on the cash market. Net issuance via this instrument was only EUR 750.5 million, since the repo market was essentially used for meeting intra-annual borrowing requirements, as a way to correct the mismatch between needs and the availability of funds raised through the issuance of OT and BT, which follows a predefined calendar.

The following table sets forth the breakdown by type of instrument of Portugal’s euro debt at the end of each of the years indicated.

EURO DEBT BREAKDOWN BY TYPE OF INSTRUMENT

(Before Swaps)

	2000	2001	2002	2003	2004
	(euro in millions)
Euro Debt	62,239.1	67,532.8	76,810.3	82,208.1	90,368.1
OT (Fixed Rate Bonds)	34,893.5	41,563.0	51,702.3	54,673.9	56,478.0
BT (Treasury Bills)	0.0	0.0	0.0	4,165.0	10,136.5
OTRV (Floating Rate Notes)	4,394.3	2,994.5	1,324.1	336.8	0.0
Certificados de Aforro ( Saving Certificates)	13,672.4	14,743.5	15,536.5	15,854.3	15,903.1
Others	9,278.9	8,231.8	8,247.4	7,178.1	7,850.4

Source: IGCP.

In order to facilitate the tradability of Portuguese public debt and to increase the liquidity and transparency of the Portuguese secondary Government securities market, a special market for public debt (MEDIP), based on an MTS electronic platform, began operations on July 24, 2000. MTS Portugal SA carries out the organization and management of the wholesale electronic trading system for Portuguese Government bonds. The major participating financial institutions ensure liquidity on the system in their capacity as market makers and shareholders of the company. Over the last few years, the secondary market for Portuguese Government debt has seen increasing turnover and a growing number of participants, offering investors and financial intermediaries efficient trading conditions and high liquidity levels. In the OT segment, the outstanding of benchmark securities in MEDIP/MTS Portugal rose from EUR 16 billion to EUR 56.5 billion between year-end 2000 and year-end 2004. The number of participants in this segment has also risen steadily since its launch, from 12 banks at the beginning to 24 at January 1, 2005 (16 market makers and 8 market dealers). In July 2003, a new segment was created in MEDIP/MTS Portugal for the trading of Treasury bills. At the end of 2004 six BT lines were listed in this segment with a total outstanding of approximately EUR 11.1 billion, traded by a group of 16 banks (12 market makers and 4 market dealers). See “Monetary System — The Financial Sector.”

In August of 2000, the IGCP launched a repo window of last resort to support the market making of OT by the OEVT in MEDIP. Since May 2001, the Treasury Bonds (OT) are included in the Repo Trading Facility of EuroMTS (a pan-European platform for the electronic trading of repos, which is based on the same technological infrastructure as MEDIP). All participants in MEDIP and in EuroMTS have access to this facility and, contrary to the cash market, there are no market making obligations in this market. The access to the Repo Trading Facility of EuroMTS was an important step for the development of the OT repo market, which is reflected in the significant increase of the turnover.

Non-Euro Debt

In the new single currency environment, external funding (i.e., borrowing in non-euro-denominated currencies) has been used as an opportunistic financing source to take advantage of occasional market windows, which may offer cost advantages. The main resources of external funding in 1999 were the Global Medium-Term Note Program and the Euro Commercial Paper Program. Two medium-term notes were issued in 1999: a U.S.$ 1 billion 5-year Eurobond and a U.S.$ 50 million one-year note, both swapped into euro. Under the Euro Commercial Program, an amount equivalent to EUR 495 million of short-term commercial paper was issued at the end of 2000 (November and December). Part of this amount was issued in US dollars (USD 150 million) and swapped to euro.

In 2002 and 2003, a total amount of EUR 1,362.2 million and EUR 1,604.1 million was issued in foreign currencies, respectively, all of it swapped to euro. In 2004, there were no issues in foreign currency.

The following table sets forth the currency breakdown of Portugal’s non-euro debt at the end of each of the years indicated.

NON-EURO DENOMINATED PUBLIC DEBT, BEFORE SWAPS (December 31)

BREAKDOWN BY TYPE OF INSTRUMENT

	2000	2001	2002	2003	2004
	(euro in millions)
Non-Euro Debt	3,936.4	4,917.2	2,664.4	1,168.9	371.0
Euro Commercial Paper	159.4	1,391.3	285.7	0.0	0.0
Other bonds	1,969.7	1,988.1	1,184.2	212.8	212.8
MTN	1,555.7	1,394.8	1,114.3	939.9	143.2
Others	251.6	143.0	80.2	16.2	15.0

Source: IGCP.

NON-EURO DENOMINATED DIRECT PUBLIC DEBT, AFTER SWAPS (December 31)

CURRENCY BREAKDOWN (1)

	2000		2001		2002		2003		2004
Currency	Amount (euro in millions)%		Amount (euro in millions)%		Amount (euro in millions)%		Amount (euro in millions)%		Amount (euro in millions)%
Swiss franc	137.2	9.3	15.6	3.7	17.2	22.6	0.0	0.0	0.0	0.0
British pound	240.5	16.4	184.9	44.1	0.0	0.0	0.0	0.0	0.0	0.0
Yen	252.1	17.2	(1.9)	(0.5)	0.0	0.0	0.0	0.0	0.0	0.0
US dollar	838.2	57.1	220.8	52.7	59.0	77.4	0.0	0.0	0.0	0.0

Total	1,468.0	100.0	419.4	100.0	76.2	100.0	0.0	0.0	0.0	0.0

(1)	Amounts converted at the exchange rate in effect at the end of the relevant year. Excludes Promissory Notes.

Source: IGCP.

The direct public debt exposure to foreign currencies, based on values after swaps, was practically eliminated in 2002, amounting to 0.1% at year-end, down from 0.7% in 2001 and 2.8% in 2000. In 2003 and 2004, the direct public debt exposure to foreign currencies, after swaps, was only 0.02%.

DESCRIPTION OF SECURITIES

The following briefly summarizes the terms and conditions of the securities offered by the Republic of Portugal as separate series of notes or bonds from time to time and the fiscal agency agreement in respect of securities issued by the Republic of Portugal. Copies of the forms of the securities and the forms of the fiscal agency agreement are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.

General

The Republic of Portugal may issue securities, denominated in U.S. dollars or in any other currency, in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which the Republic may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement that applies to your series of Republic of Portugal securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

The prospectus supplement that relates to your securities will specify the following terms:

•	the title of the securities;

•	the aggregate principal amount, and any limitation of that amount, of the securities;

•	the denominations in which the Republic may issue the securities;

•	the price at which the securities will be issued, expressed as a percentage of their principal amount;

•	the maturity date or dates of the securities;

•	the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

•	the dates on which the Republic must pay interest;

•	where and how the Republic will pay principal, premium, if any, and interest on the securities;

•	whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

•	whether and in what circumstances the Republic’s obligations under the securities may be terminated;

•	whether collective action clauses will apply to the securities;

•	whether the securities will be exchangeable for other debt securities;

•	the form in which the securities will be issued, including whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

•	any sinking fund provisions;

•	the exchange or exchanges, if any, on which the Republic will apply to have the securities listed; and

•	any other terms of the securities.

Your prospectus supplement will also provide a general discussion of certain United States federal income tax consequences of the acquisition and ownership of the securities, including any special United States federal income tax and other considerations that apply if your securities are issued in bearer form or if principal or interest payments on your securities are determined by reference to any index (other than interest payments determined by reference to a single objective index or market interest rates).

The Republic of Portugal may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

There will be a fiscal agent or agents for the Republic in connection with the securities. The duties of the fiscal agent will be governed by the fiscal agency agreement. The Republic of Portugal may replace the fiscal agent and may appoint a different fiscal agent or agents for different series of securities. The Republic may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is the Republic of Portugal’s agent. The fiscal agent is not a trustee for the holders of the securities and does not have a trustee’s responsibilities or duties to act for them in the way a trustee would.

The Republic of Portugal will maintain a register at an office in The City of New York to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.

Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by the Republic and as set forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on registered securities will be paid by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each person’s address appearing on the register of securities.

Rank of Securities

The securities will be unconditional, direct and general obligations of Portugal. Portugal has pledged its full faith and credit for the punctual payment of the principal, premium (if any) and interest on the securities when due. The securities will rank equal in right of payment among themselves and with all of Portugal’s other loan indebtedness (including guarantees by Portugal of loan indebtedness of others), without any preference for one over the other by reason of priority of date of issue or currency of payment or otherwise.

Portugal undertakes that, so long as the securities remain outstanding, it will not create or allow any mortgage, pledge or other encumbrance to secure any indebtedness of Portugal on any of its present or future assets or revenues unless the securities are also secured equally and rateably. This undertaking excludes (i) any mortgage, pledge or other encumbrance on the present or future assets or revenues of Portugal or Banco de Portugal created or granted in the future in favor of the central government or central bank of any country or the Bank for International Settlements, the International Bank for Reconstruction and Development or the European Investment Bank; (ii) any mortgage, pledge or other encumbrance that secures any obligation with a maturity of one year or less; and (iii) any mortgage, pledge or other encumbrance on property purchased by Portugal that secures the payment of or provides financing for all or part of the purchase price of that property.

Additional Amounts

Portugal will pay the principal and interest on the securities without withholding or deductions of any present or future taxes or duties, imposed under Portuguese law, unless required by Portuguese law. In the event that any such withholding or deduction is required by law, subject to the exceptions set forth below, Portugal will pay such additional amounts as may be necessary in order that the net amount received by the registered or beneficial owner of the securities, after such withholding or deduction, equals the full amount owing. Notwithstanding the above, you will not receive additional payments if:

•	you are liable to such tax or duty by reason of your having some connection to Portugal other than the mere holding of the security;

•	you present the security for payment more than thirty days after the date payment was due or provided for, except to the extent that you would have been entitled to such additional payment had you presented the security on such thirtieth day;

•	you can receive payment without deduction or withholding from another paying or disbursement agent; or

•	the withholding or deduction can be avoided if you or the paying or disbursement agent provides information concerning your nationality, residence or identity to relevant authorities.

•	such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to (x) European Council Directive 2003/48/EC (“EU Savings Tax Directive”) or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000, or any law implementing or complying with, or introduced in order to conform to, such directive or law, or (y) any international agreement to which Portugal or the European Union is a party implementing a system of taxation substantially similar to that adopted in the EU Savings Tax Directive, or any law implementing or complying with, or introduced in order to conform to, such an agreement.

Redemption

If the securities of a series provide for mandatory redemption, or redemption at the election of Portugal, this redemption can be made only on at least 30 days’ notice. If only some of the securities are being redeemed, the securities to be redeemed will be selected by lot by the fiscal agent. Unless all the securities of a series to be redeemed are registered securities, notice of redemption will be published prior to the redemption date in a newspaper printed in the English language and of general circulation in The City of New York and in any other places that may be provided for in those securities. Additionally, holders of registered securities will receive notice of redemption by mail at their last addresses as they appear on the register of the securities of that series.

Acceleration of Maturity

The securities of any series will become due and payable at the option of the holder of the securities of the series if:

•	there has been a default in the payment of any principal or default for more than 30 days in the payment of any interest due and payable on any security of the series; or

•	Portugal defaults in the performance of any of its obligations contained in any security of the series and the default has not been remedied 30 days after written notice is given to Portugal; or

•	there has been any default by Portugal in any payment when due of the principal of, or premium or prepayment charge if any, or interest on, any other external indebtedness of or assumed or guaranteed by Portugal, and the default has continued for more than any original grace period, unless such payment is being contested in good faith by; or

•	there has been any event giving the creditor the right to demand repayment (other than a default in payment) in respect of any other external indebtedness of or assumed or guaranteed by Portugal and repayment shall be demanded; or

•	Portugal is unable to pay its debts as they fall due or shall enter into any arrangement with or for the benefit of its creditors or shall declare or impose a moratorium on the payment of indebtedness of or assumed or guaranteed by it.

If any of these events occur, the securities of that series will become due and payable upon written notice by a holder to the fiscal agent, unless all defaults have been cured before the fiscal agent has received the written notice.

The Republic of Portugal is not required to give the fiscal agent periodic evidence that there is no default.

Governing Law

The fiscal agency agreement and the securities will be governed by, and interpreted in accordance with the laws of the State of New York, except with respect to authorization and execution by the Republic of the fiscal agency agreement and the securities, and any other matters required to be governed by the laws of the Republic of Portugal.

Consent to Service

The Republic of Portugal will designate the Consulate General of the Republic of Portugal at New York as its authorized agent upon which process may be served in any action arising out of or based on the fiscal agency agreement which may be instituted in any federal or state court in New York City by any holder of the securities. Such designation will not constitute consent to service of process in any legal action or proceeding predicated upon the Securities Act of 1933, as amended.

DEBT RECORD

Portugal has never defaulted on the payment of principal of, or premium or interest on, any external security it has issued.

REPUBLIC OF PORTUGAL TAXATION

The following is a general discussion of certain Portuguese tax consequences of the acquisition and ownership of the securities offered by the Republic for non-residents of Portugal. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Republic of Portugal currently in force and as applied on the date of this prospectus, which are subject to change.

The following is the opinion of José Adriano Machado Souto de Moura, Attorney General of the Republic of Portugal. Interest on securities in Portugal is generally subject to withholding tax. However, as to public debt instruments, so long as the holders of public debt instruments are non-residents of Portugal, interest on such instruments is generally exempted from withholding tax by an order (Portaria) of the Minister of Finance issued on a case by case basis pursuant to Portuguese tax law (Decree law 88/94 of April 2, 1994, as amended). The prospectus supplement will confirm the Portuguese withholding tax treatment for any particular issue of securities.

EU Tax Directive

On June 3, 2003, the Member States of the European Union adopted a directive regarding the taxation of savings income (Council Directive 2003/48/EC, the “EU Savings Tax Directive”). Pursuant to the EU Savings Tax Directive, each Member State will be required to provide to the tax authorities of another member state details of payments of interest made by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments.

The EU Savings Directive became effective on July 1, 2005. In view of this, and in order to ensure the full fungibility of the OT curve, IGCP announced that it has reopened the following OT for a nominal amount of EUR 1 to the benefit of FRDP (the Portuguese Public Debt Regularization Fund):

Instrument	Coupon	Maturity	ISIN Code	New outstanding volume (EUR)
OT	9.500%	23/02/2006	PTOTEVOE0000	815,861,794.87
OT	6.625%	23/02/2007	PTOTEFOE0000	2,070,007,049.39
OT	5.375%	23/06/2008	PTOTEBOE0012	2,591,527,043.32
OT	3.950%	15/07/2009	PTOTECOE0011	5,000,000,001.00
OT	5.850%	20/05/2010	PTOTEHOE0008	5,146,779,001.00

By reopening these OT, which were issued before March 1, 2001 and not tapped after 28 February 2002, the Republic of Portugal subjects them to the provisions of the EU Savings Tax Directive, as well as to the provisions of the Decree-Law 62/2005 of March 11, 2005 that implemented the EU Savings Tax Directive.

Prospective investors resident in a Member State of the European Union should consult their own legal or tax advisors regarding the consequences of the EU Savings Tax Directive in their particular circumstances.

UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of the purchase, ownership and disposition of securities the Republic of Portugal may offer from time to time pursuant to this prospectus. It is the opinion of Sullivan & Cromwell LLP, special United States tax counsel to the Republic of Portugal. It applies to you only if you acquire securities in the offerings and hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns securities that are a hedge or that are hedged against interest rate or currency risks, a person that owns securities as part of a straddle or conversion transaction for tax purposes, and/or a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Please consult your own tax advisor concerning the consequences of owning any securities the Republic of Portugal may issue pursuant to this prospectus in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a United States domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount security that is not qualified stated interest (each as defined below under “— Original Issue Discount — General”) you will be taxed on any interest on your security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by the Republic of Portugal on the securities and original issue discount, if any, accrued with respect to the securities (as described below under “— Original Issue Discount”) and any additional amounts paid with respect to withholding tax on the securities, including withholding tax on payments of such additional amounts (“additional amounts”), constitute income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest, original issue discount and additional amounts paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest, original issue discount and additional amounts paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you will determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a security, other than a short-term security with a term of one year or less, it will be treated as a discount security issued at an original issue discount if the amount by which the security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a security’s issue price will be the first price at which a substantial amount of securities included in the issue of which the security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A security’s stated redemption price at maturity is the total of all payments provided by the security that are not payments of qualified stated interest. Generally, an interest payment on a security is qualified stated interest if it is one of a series of stated interest payments on a security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the security. There are special rules for variable rate securities that are discussed under “— Variable Rate Securities.”

In general, your security is not a discount security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your security’s de minimis original issue discount by a fraction equal to the amount of the principal payment made divided by the stated principal amount of the security.

Generally, if your discount security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount security for each day during the taxable year or portion of the taxable year that you hold your discount security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount security and you may vary the length of each accrual period over the term of your discount security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by multiplying your discount security’s adjusted issue price at the beginning of the accrual period by your security’s yield to maturity, and then subtracting from this figure the sum of the payments of qualified stated interest on your security allocable to the accrual period. You must determine the discount security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount security’s adjusted issue price at the beginning of any accrual period by adding your discount security’s issue price and any accrued OID for each prior accrual period, and then subtracting any payments previously made on your discount security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between the amount payable at the maturity of your security, other than any payment of qualified stated interest, and your security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your security after the purchase date but is greater than the amount of your security’s adjusted issue price, as determined above under “— General,” the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount,” then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the security immediately after purchase over the adjusted issue price of the security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the security after the purchase date over the security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your security is to be made within one year of your security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your security.

Securities Subject to Contingencies Including Optional Redemption. Your security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your security by assuming that the payments will be made according to the payment schedule most likely to occur if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your security is subject to contingencies, and either you or the Republic of Portugal have an unconditional option or options that, if exercised, would require payments to be made on the security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that the Republic of Portugal may exercise, the Republic of Portugal will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your security and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your security.

If both you and the Republic of Portugal hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your security for the purposes of those calculations by using any date on which your security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your security by treating your security as having been retired and reissued on the date of the change in circumstances for an amount equal to your security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your security using the constant-yield method described above under “— General,” with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your security, then, when you apply the constant-yield method the issue price of your security will equal your cost, the issue date of your security will be the date you acquired it, and no payments on your security will be treated as payments of qualified stated interest. Generally, this election will apply only to the security for which you make it; however, if the security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a security or the deemed elections with respect to amortizable bond premium or market discount securities without the consent of the Internal Revenue Service.

Variable Rate Securities. Your security will be a variable rate security if your security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of

•	1.5 percent of the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments;

and your security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates;

•	a single fixed rate and one or more qualified floating rates;

•	a single objective rate; or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your security is denominated; or

•	the rate is equal to such a rate multiplied by either a fixed multiple that is greater than 0.65 but not more than 1.35, or a fixed multiple greater than 0.65 but not more than 1.35 increased or decreased by a fixed rate; and

•	in each case, the value of the rate on any date during the term of your security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the security, the qualified floating rates together constitute a single qualified floating rate.

Your security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the security or are not reasonably expected to significantly affect the yield on the security.

Your security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your security’s term.

An objective rate as described above is a qualified inverse floating rate if the rate is equal to a fixed rate minus a qualified floating rate and the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your security will also have a single qualified floating rate or an objective rate if interest on your security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either the fixed rate and the qualified floating rate or objective rate have values on the issue date of the security that do not differ by more than 0.25 percentage points or the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your security.

If your variable rate security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your security.

If your variable rate security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate security will be treated, for purposes of the first three steps of the determination, as if your security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Securities. In general, if you are an individual or other cash basis United States holder of a short-term security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term securities, you will be required to defer deductions for interest on borrowings allocable to your short-term securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term security, including stated interest, in your short-term security’s stated redemption price at maturity.

Foreign Currency Discount Securities. If your discount security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under “United States Holders — Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your security.

Market Discount

You will be treated as if you purchased your security, other than a short-term security, at a market discount, and your security will be a market discount security if:

•	you purchase your security for less than its issue price as determined above under “— Original Issue Discount — General” and

•	the difference between the security’s stated redemption price at maturity or, in the case of a discount security, the security’s revised issue price, and the price you paid for your security is equal to or greater than 1/4 of 1 percent of your security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the security’s maturity. To determine the revised issue price of your security for these purposes, you generally add any OID that has accrued on your security to its issue price.

If your security’s stated redemption price at maturity or, in the case of a discount security, its revised issue price, exceeds the price you paid for the security by less than  1/4 of 1 percent multiplied by the number of complete years to the security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount security as ordinary income to the extent of the accrued market discount on your security. Alternatively, you may elect to include market discount in income currently over the life of your security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your security in an amount not exceeding the accrued market discount on your security until the maturity or disposition of your security.

You will accrue market discount on your market discount security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the security with respect to which it is made and you may not revoke it.

Securities Purchased at a Premium

If you purchase your security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your security by the amount of amortizable bond premium allocable to that year, based on your security’s yield to maturity. If your security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “— Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Securities

Your tax basis in your security will generally be the U.S. dollar cost, as defined below, of your security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your security, and then

•	subtracting any payments on your security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your security.

If you purchase your security with foreign currency, the U.S. dollar cost of your security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your security. If your security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the security is disposed of or retired, except that in the case of a security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Securities” or “— Market Discount”;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your security or on the sale or retirement of your security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to securities the payments on which are determined by reference to any index and other securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate securities.

United States Alien Holders

This subsection describes the United States federal income tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation, a foreign partnership, or an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security. If you are a United States holder, this subsection does not apply to you.

Payments of Interest. Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a security, interest on a security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both have an office or other fixed place of business in the United States to which the interest is attributable and derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Securities. If you are a United States alien holder of a security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a security unless the gain is effectively connected with your conduct of a trade or business in the United States or you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

United States taxpayers are required to report certain transactions that give rise to a loss in excess of certain thresholds. Under applicable Treasury regulations, if the securities are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the securities in connection with a U.S. trade or business) that recognizes a loss with respect to the securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal, any premium and interest, made on a security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and to the payment of the proceeds from the sale of a security effected at a United States office of a broker. Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that fails to provide an accurate taxpayer identification number, is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal, any premium and interest, including OID, made to you outside the United States by the Republic of Portugal or another non-United States payor. If you are a United States alien holder, you are also exempt from such requirements on other payments of principal, interest and OID, and the payment of the proceeds from the sale of a security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or you otherwise establish an exemption.

Payment of the proceeds from the sale of a security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if the proceeds are transferred to an account maintained by you in the United States, the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a security effected at a foreign office of a broker will be subject to information reporting if the broker is a United states person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or a foreign partnership, if at any time during its tax year one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

PLAN OF DISTRIBUTION

The Republic of Portugal may sell securities through underwriters or dealers. Each prospectus supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, the price of the securities or the basis on which the price will be determined and the net proceeds the Republic of Portugal will receive from the sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

The underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Under agreements entered into with the Republic, underwriters may be entitled to indemnification by the Republic against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of those liabilities. Underwriters may engage in transactions with or perform services for the Republic in the ordinary course of business.

Each series of securities will be a new issue of securities with no established trading market. Underwriters may make a market in a series of securities but are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for any series of securities.

VALIDITY OF SECURITIES

The validity of each series of securities issued by the Republic of Portugal will be passed upon on behalf of the Republic by the Attorney General of the Republic of Portugal and on behalf of the underwriters by Sullivan & Cromwell LLP, Frankfurt, France and Abreu & Marques, Vinhas & Associados, Lisbon, Portugal. As to all matters of Portuguese law, Sullivan & Cromwell LLP may rely upon the opinion of Abreu & Marques, Vinhas & Associados and the Attorney General of the Republic of Portugal. As to all matters of New York law, the Attorney General of the Republic of Portugal and Abreu & Marques, Vinhas & Associados may rely on the opinion of Sullivan & Cromwell LLP.

LIMITATIONS ON ACTIONS AGAINST THE REPUBLIC OF PORTUGAL

The Republic of Portugal will waive any immunity from jurisdiction (but not from execution on a judgment) in any action arising out of or based on the securities which may be instituted by a holder of the securities in any state or Federal court in The City of New York or in any competent court in Portugal. Portugal reserves the right to plead sovereign immunity under the United States Foreign Sovereign Immunities Act with respect to actions brought against it under United States securities laws or any state securities laws. As Portugal is a foreign sovereign state, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Portugal. However, the U.S. Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of the Republic of Portugal in the United States to enforce a judgment is limited to an execution upon property of the Republic of Portugal used for the commercial activity on which the claim was based. Courts in Portugal will enforce the judgment of any competent Federal or state court sitting in the State of New York. The enforceability in Portugal of such a judgment is dependent on whether or not the judgment violates principles of Portuguese public policy. Courts in Portugal will entertain suits of non-residents directly under the securities. Portuguese courts will not attach public property of Portugal in satisfaction of judgments if the property is used for public utility purposes or in the public domain.

AUTHORIZED AGENT IN THE UNITED STATES

The name and address of the authorized agent of the Republic of Portugal in the United States for purposes of the United States Securities Act 1933 is the Consulate General of the Republic of Portugal at New York, 630 Fifth Avenue, Suite 655, New York, New York, 10111.

OFFICIAL STATEMENTS AND DOCUMENTS

The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Republic of Portugal is stated by Franquelim Fernando Garcia Alves, in his official capacity as President & CEO of the Instituto de Gestão do Crédito Público, and António Abel Sancho Pontes Correia, in his official capacity as Executive Director of the Instituto de Gestão do Crédito Público. The documents referred to in this prospectus relating to the Republic of Portugal or the European Union as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Republic of Portugal or its agencies, or the European Union.

FURTHER INFORMATION

Further information concerning any series or issue of the securities is to be found in the registration statement and the related prospectus supplement, as well as any related post-effective amendment to the registration statement, on file with the Securities and Exchange Commission. You may read and copy any document Portugal files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, http://www.sec.gov. This site contains reports and other information regarding issuers that file electronically with the SEC.

TABLES AND SUPPLEMENTARY INFORMATION

EXTERNAL FUNDED DEBT (1) (2) OF PORTUGAL

By Currency of Issue (before swaps and excluding promissory notes)

Interest Rate and Title			Year of Issue	Original Principal Amount		Principal Amount Outstanding at December 31, 2004		Year of Final Maturity
Sterling Pounds (GBP)
9%	GBP	Foreign Bond	1986	GBP	50,000,000	GBP	150,000,000	2016

							150,000,000

Japanese Yens (JPY)
4.53%	JPY	MTN	1995	JPY	10,000,000,000	JPY	10,000,000,000	2007
3.5%	JPY	MTN	1996	JPY	10,000,000,000	JPY	10,000,000,000	2008

							20,000,000,000

(1)	“External” debt refers to non-euro-denominated debt (or to debt nominated in currencies that are not sub-units of the euro).

(2)	“Funded” debt refers to outstanding debt with an original maturity of more than one year.

Source: IGCP.

EXTERNAL FLOATING DEBT (1) (2) OF PORTUGAL

By Currency of Issue (before swaps)

Interest Rate and Title	Year of Issue	Principal Amount Outstanding at December 31, 2004
0.0

(1)	“External” debt refers to non-euro-denominated debt (or to debt nominated in currencies that are not sub-units of the euro).

(2)	“Floating” debt refers to outstanding debt with an original maturity of one year or less.

Source: IGCP.

INTERNAL FUNDED DEBT (1) (2) OF PORTUGAL

(before swaps and excluding promissory notes)

Interest Rate and Title			Year of Issue	Original Principal Amount		Principal Amount Outstanding at December 31, 2004		Year of Final Maturity
Portuguese Escudos (PTE)
%	PTE	LOAN	1993	PTE	43,000,000,000	PTE	43,000,000,000

							43,000,000,000	2008

Belgian Francs (BEF)
8.25%	BEF	MTN	1995	BEF	2,000,000,000	BEF	2,000,000,000	2005

							2,000,000,000

Dutch Guilders (NLG)
6.64%	NLG	MTN	1995	NLG	100,000,000	NLG	25,000,000	2005

							25,000,000

Euro (EUR)
3.750%	LOAN		1977	EUR	1,065,657	EUR	532,829	2007
10.000%	LOAN		1978	EUR	830,053	EUR	129,073	2005
7.375%	BOND		1985	EUR	107,371,295	EUR	107,371,295	2005
VAR	BOND		1995	EUR	45,734,705	EUR	45,734,705	2005
VAR	BOND		1995	EUR	51,129,188	EUR	51,129,188	2005
11.875%	OT		1995			EUR	964,486,762	2005
7.700%	BOND		1995	EUR	824,484,968	EUR	824,484,968	2005
4.150%	BOND		1995	EUR	5,278,030	EUR	5,278,030	2005
9.500%	OT		1996			EUR	819,651,161	2006
6.625%	BOND		1996	EUR	609,796,000	EUR	580,862,704	2008
6.625%	OT		1997			EUR	2,093,266,912	2007
5.625%	BOND		1997	EUR	818,866,881	EUR	724,696,884	2007
5.750%	BOND		1997	EUR	453,780,261	EUR	342,247,997	2008
VAR	BOND		1998	EUR	14,963,937	EUR	2,493,989	2005
VAR	BOND		1998	EUR	16,959,128	EUR	16,959,129	2006
5.375%	OT		1998			EUR	2,591,527,042	2008
3.950%	OT		1998			EUR	5,000,000,000	2009
VAR	BOND		1998	EUR	51,129,188	EUR	51,129,188	2018
5.450%	OT		1998			EUR	5,042,696,260	2013
6.960%	LOAN		1998	EUR	1,245,868,546	EUR	1,245,868,546	2006
7.070%	LOAN		1999	EUR	15,850,000	EUR	7,745,895	2007
5.330%	LOAN		1999	FRF	7,659,450	EUR	553,829	2007
5.440%	LOAN		1999	NLG	511,330	EUR	1,100,101	2007
5.360%	LOAN		1999	BEF	93,964,613	EUR	1,101,623	2007
VAR	MTN		1999	EUR	45,734,700	EUR	45,734,700	2007
VAR	MTN		1999	EUR	76,224,500	EUR	76,224,500	2007
3.980%	MTN		1999	EUR	200,000,000	EUR	200,000,000	2009
5.850%	OT		1999			EUR	5,146,779,000	2010
5.250%	OT		2000			EUR	5,137,591,000	2005
5.150%	OT		2001			EUR	5,257,560,000	2011
VAR	BOND		2002	EUR	30,000,000	EUR	30,000,000	2012
5.000%	OT		2002			EUR	5,036,000,000	2012
4.875%	OT		2002			EUR	5,117,000,000	2007
3.000%	OT		2003			EUR	5,071,482,000	2006
4.375%	OT		2003			EUR	5,000,000,000	2014
3.250%	OT		2004			EUR	4,200,000,000	2008

							60,839,419,310

		Saving Certificates (Actual Value):
		Serie A				EUR	220,132,331.00
		Serie B				EUR	15,682,956,424.00

		Total					15,903,088,755.00

(1)	“Internal” debt refers to debt denominated in euro (or in currencies that are sub-units of the euro).

(2)	“Funded” debt refers to outstanding debt with an original maturity of more than one year.

Source: IGCP.

INTERNAL FLOATING DEBT (1) (2) OF PORTUGAL

(before swaps)

Interest Rate and Title	Year of Issue	Principal Amount Outstanding at December 31, 2004
Treasury Bills:
BT 21JAN2005	2004	EUR	2,238,510,539
BT 18MAR2005	2004	EUR	2,249,106,704
BT 20MAI2005	2004	EUR	1,718,200,537
BT 22JUL2005	2004	EUR	1,285,641,282
BT 23SET2005	2004	EUR	1,228,535,802
BT 18NOV2005	2004	EUR	1,416,552,158

Total			10,136,547,022

REPO	2004	EUR	750,530,711

Total			750,530,711

CEDIC EUR (3)	2004	EUR	2,379,331,006

Total			2,379,331,006

(1)	“Internal” debt refers to debt denominated in euro (or in currencies that are sub-units of the euro).

(2)	Floating debt refers to outstanding debt with an original maturity of one year or less.

(3)	A short-term instrument specifically created for public-sector investments.

Source: IGCP.

EXTERNAL DEBT GUARANTEED BY PORTUGAL (1)

Borrower	Principal Amount Committed at December 31, 2004	Principal Amount Outstanding at December 31, 2004
	(in euros) (2)
AMTRES - Associação dos Municipios para Tratamento de Resíduos Sólidos	249,238.43	249,238.43
BRISA - Auto - estradas de Portugal	14,301,490.98	14,301,490.98
INH - Instituto Nacional de Habitação	41,296,527.42	41,296,527.42
TAP - Transportes Aéreos Portugueses, SA	31,077,698.09	31,077,698.09

T O T A L	86,924,954.92	86,924,954.92

(1)	“External” debt refers to non-euro-denominated debt (or to debt nominated in currencies that are not sub-units of the euro).

(2)	At exchange rates in effect on December 31, 2004.

Source: Treasury – General Directorate.

INTERNAL DEBT GUARANTEED BY PORTUGAL (1)

Borrower	Principal Amount Committed at December 31, 2004	Principal Amount Outstanding at December 31, 2004
	(in euros)
AMTRES - Associação dos Municipios para Tratamento de Resíduos Sólidos	572,867.07	572,867.07
ANAM - Aeroportos e Navegação Aérea da Madeira, S.A.	232,039,369.11	232,039,369.11
APA - Administração do Porto de Aveiro	30,000,000.00	0.00
APS - Administração do Porto de Sines	14,822,990.11	14,822,990.11
BRISA - Auto - estradas de Portugal	417,499,905.69	417,499,905.69
CARRIS	375,000,000.00	335,000,000.00
Casa da Música	96,000,000.00	96,000,000.00
Casa do Douro	60,140,454.96	60,140,454.96
CGD - Caixa Geral de Depósitos	3,674,179.93	3,674,179.93
CML - Câmara Municipal de Lisboa	2,618,688.96	2,618,688.96
CNEMA	2,909,654.37	2,909,654.37
COFINCA	599,081.02	599,081.02
COTONOU	440,792.16	42,939.30
CP - Caminhos de Ferro Portugueses	653,701,878.47	653,701,878.47
EDA - Empresa de Electricidade dos Açores, SA	14,177,908.53	14,177,908.53
EDIA - Empresa de Desenvolvimento e Infra-estruturas do Alqueva, SA	435,000,000.00	435,000,000.00
EDP - Electricidade de Portugal, SA	4,951,350.59	4,951,350.59
Europarque	30,343,971.30	30,343,971.30
Ex IGEF	661.35	661.35
Ex IPE	12,535,698.08	12,535,698.08
Ex Provincia de Angola	6,494.35	6,494.35
Ex Provincia de Moçambique	498,797.90	498,797.90
GESTNAVE (EX-LISNAVE)	20,952,114.45	20,952,114.45
GIL (Estação do Oriente)	128,588,934.03	128,588,934.03
Habitat	249,398.96	249,398.96
HCB - Hidroeléctrica de Cabora Bassa	21,323,610.06	21,323,610.06
IAPMEI - Instituto de Apoio ás PME’s Industriais	91,568.47	91,568.47
Imobiliária Grão Pará	216,147.66	216,147.66
Lipor	120,294,440.40	120,294,440.40
LISNAVE	7,481,968.46	7,481,968.46
Lomé - Convenções de Lomé III e IV	9,483,540.22	7,563,069.09
METRO DO PORTO	907,048,653.82	907,048,653.82
Metropolitano de Lisboa	2,145,801,466.79	2,145,801,466.79
Parque EXPO/98	296,270,383.04	296,270,383.04
Portugal Telecom (ex-TLP e ex-CTT)	9,127,071.38	9,127,071.38
Rede Ferroviária Nacional, REFER	2,024,792,108.87	2,024,792,108.87
Região Autónoma da Madeira	243,413,373.77	243,413,373.77
Soc. Têxtil da Cuca	4,638,820.44	4,638,820.44
SPGM	584,303.32	584,303.32
STCP - Soc. Transportes Colectivos do Porto	118,347,526.88	118,347,526.88
TAP - Transportes Aéreos Portugueses, SA	24,094,338.66	24,094,338.66
UGT	2,693,508.64	2,693,508.64
Universidade Nova de Lisboa	543,094.43	543,094.43
Valorsul	79,674,955.11	79,674,955.11

T O T A L	8,553,246,071.80	8,480,927,747.81

(1)	“Internal” debt refers to debt denominated in euro (or in currencies that are sub-units of the euro).

Source: Treasury – General Directorate.

PART II

Expenses

Expenses, other than underwriting discounts and commissions, payable by the Republic of Portugal in connection with the issuance and sale of the securities are estimated as follows:

SEC Registration Fee	Previously paid
Printing Costs	$45,000
Legal Fees and Expenses	$200,000
Total	$245,000

UNDERTAKINGS

The	Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

2.	That, for the purpose of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the U.S. Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURE

Of the Issuer:

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized.

Republic of Portugal

By:	/s/ FRANQUELIM FERNANDO GARCIA ALVES
Name:	Franquelim Fernando Garcia Alves
Title:	President & CEO of the Instituto de Gestão do Crédito Público

Lisbon, Portugal

Dated: September 9, 2005

By:	/s/ ANTÓNIO ABEL SANCHO PONTES CORREIA
Name:	António Abel Sancho Pontes Correia
Title:	Executive Director of the Instituto de Gestão do Crédito Público

Lisbon, Portugal

Dated: September 9, 2005

SIGNATURE

Of the Duly Authorized Representative in the United States:

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Republic of Portugal in the United States, has signed this Registration Statement or amendment thereto.

By:	/S/ ALEXANDRE DE ALMEIDA FERNANDES
Name:	Alexandre de Almeida Fernandes
Title:	Consul General of the Republic of Portugal

New York, N.Y.

Dated: September 9, 2005

Exhibit Number	Exhibits	Sequentially Numbered Page

(i)	Consent of Franquelim Fernando Garcia Alves, President & CEO of the Instituto de Gestão do Crédito Público	E-2

(ii)	Consent of António Abel Sancho Pontes Correia, Executive Director of the Instituto de Gestão do Crédito Público	E-3

(iii)	Consent of Abreu & Marques, Vinhas & Associados	E-4

(iv)	Consent of Sullivan & Cromwell LLP	E-5

(v)	Opinion of Sullivan & Cromwell LLP as to the Validity of the Securities	E-6

(vi)	Form of Fiscal Agency Agreement and Security	E-7

(vii)	Form of Underwriting Agreement	E-28

(viii)	Opinion of the Attorney General of the Republic of Portugal as to the Validity of the Securities	E-41

E-1